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Exhibit 10.8

EQUITY PURCHASE AGREEMENT

by and between

DUKE ENERGY GLOBAL MARKETS, INC.

and

MSW ENERGY HOLDINGS LLC

Dated as of March 19, 2003

i

4.3	Legal Proceedings	18
4.4	Brokers, Finders and Financial Advisors	18
4.5	Non-Contravention	18
4.6	Transfer Intent; Independent Investigation	18
4.7	Financial Capacity; Solvency	19
4.8	PUHCA and PURPA Regulation	19
ARTICLE V CERTAIN COVENANTS OF THE PARTIES
5.1	Conduct of Business of the Ref-Fuel Entities Pending Closing	19
5.2	Confidentiality	21
5.3	Access After Initial Closing	22
5.4	Filings; Consents	22
5.5	Consummation of Agreement	24
5.6	Public Announcements	24
5.7	Disclosure Schedules	24
5.8	Indemnification of Directors, Members and Officers	25
5.9	Credit Support Obligations	25
5.10	Voting Rights	26
5.11	Use of Seller Affiliate Marks	26
5.12	Casualty	27
5.13	Condemnation	27
5.14	Additional Regulatory Matters	27
5.15	Subsidiary 2	28
5.16	Financing Matters	28
ARTICLE VI CONDITIONS TO INITIAL CLOSING
6.1	Conditions Precedent to Obligations of Purchaser	29
6.2	Conditions Precedent to Obligations of Seller	32
ARTICLE VII CONDITIONS TO SECOND CLOSING
7.1	Conditions Precedent to Obligations of Purchaser	34
7.2	Conditions Precedent to Obligations of Seller	35
ARTICLE VIII TERMINATION; LIQUIDATED DAMAGES
8.1	Termination	35
8.2	Procedure and Effect of Termination or Failure to Close	36
8.3	Liquidated Damages Letters of Credit	37
ARTICLE IX SURVIVAL; INDEMNIFICATION
9.1	Survival	37
9.2	Indemnification by Seller	38
9.3	Indemnification by Purchaser	38
9.4	Limitations on Indemnification	38
9.5	Procedure for Third-Party Claims.	40
9.6	No Implied Representations	41

ii

ARTICLE X TAX MATTERS; CERTAIN COVENANTS
10.1	Transfer Taxes	42
10.2	Code Section 754 Election, Purchase Price Allocation	42
10.3	Proration of Income and Loss	43
10.4	Proration of Non-Income Taxes	43
ARTICLE XI MISCELLANEOUS
11.1	Costs and Expenses	43
11.2	Further Assurances	44
11.3	Notices and Deliveries	44
11.4	Successors and Assigns	45
11.5	Governing Law	45
11.6	Interpretation	45
11.7	Counterparts	46
11.8	Amendment and Waiver	46
11.9	Joint Preparation	46
11.10	Performance by Affiliates	46
11.11	No Third-Party Beneficiary	46
11.12	Invalid Provisions	46
11.13	Entire Agreement	46
11.14	Attorneys Fees	46
11.15	Exhibits and Schedules	46
11.16	Dispute Resolution	47
11.17	Consent to Jurisdiction; Waivers of Trial by Jury	48
EXHIBITS
EXHIBIT A	Form of Assignment Agreement
EXHIBIT B	Form of Essex Credit Support Fee Agreement
EXHIBIT C	Form of Opinion of Seller's counsel
EXHIBIT D	Form of Opinion of Purchaser's counsel
EXHIBIT E	Form of Liquidated Damages Letter of Credit
SCHEDULES
SELLER'S DISCLOSURE SCHEDULE
PURCHASER'S DISCLOSURE SCHEDULE
SCHEDULE 4.7	COMMITMENTS TO PURCHASER
SCHEDULE 5.1	CONDUCT OF BUSINESS
SCHEDULE 5.1(d)	OTHER KEY EMPLOYEES
SCHEDULE 5.9	CREDIT SUPPORT OBLIGATIONS
SCHEDULE 6.1(d)	SELLER REQUIRED CONSENTS
SCHEDULE 6.1(j)(iii)(B)(II)	MAXIMUM DEBT SERVICE
SCHEDULE 6.2(e)	PURCHASER REQUIRED CONSENTS
SCHEDULE 9.4(e)	RESTRICTED CASH ACCOUNTS AND RESERVES
SCHEDULE I	PERSONS WITH ACTUAL KNOWLEDGE-SELLER
SCHEDULE II	PERSONS WITH ACTUAL KNOWLEDGE-PURCHASER
SCHEDULE III	PERMITTED LIENS

iii

EQUITY PURCHASE AGREEMENT

        THIS EQUITY PURCHASE AGREEMENT (this "Agreement"), dated as of March 19, 2003, is entered into by and between DUKE ENERGY GLOBAL MARKETS, INC., a Nevada corporation (formerly known as Duke Energy Global Asset Development, Inc.) ("Seller"), and MSW ENERGY HOLDINGS LLC, a Delaware limited liability company ("Purchaser").

BACKGROUND STATEMENT

        Seller owns one hundred percent (100%) of the outstanding capital stock of Duke Energy Lavaca, Inc., a Delaware corporation ("Subsidiary 3"). Seller also owns one hundred percent (100%) of the outstanding membership interests in Duke Energy Erie, LLC, a Delaware limited liability company ("Subsidiary 2"), and, to improve the transferability of the Membership Interests (as hereinafter defined), prior to the Initial Closing, Subsidiary 3 shall own one hundred percent (100%) of the outstanding membership interests (such membership interests, together with 100% of the outstanding membership interests in Subsidiary 2, the "Seller Interests") in Duke Energy Hudson, LLC, a Delaware limited liability company ("Subsidiary 1" and, together with Subsidiary 2, the "Companies"; each, a "Company"). Prior to the Initial Closing, Subsidiary 1 shall own forty-nine and eight-tenths percent (49.8%) of the outstanding membership interests in Duke/UAE Ref-Fuel LLC, a Delaware limited liability company ("Duke/UAE"), and Subsidiary 2 shall own two-tenths of one percent (0.2%) of the outstanding membership interests in Duke/UAE (such membership interests, together with the membership interests in Duke/UAE to be owned by Subsidiary 1, the "Membership Interests"). Duke/UAE owns one hundred percent (100%) of the outstanding membership interests in American Ref-Fuel Company LLC, a Delaware limited liability company ("ARC"), which in turn owns, directly or indirectly, among other things, all of the general or limited partnership interests in American Ref-Fuel Company of Delaware Valley, L.P., a Delaware limited partnership ("Delaware Valley"), American Ref-Fuel Company of Hempstead, a New York general partnership, American Ref-Fuel Company of Essex County, a New Jersey general partnership ("Essex"), American Ref-Fuel Company of Niagara, L.P., a Delaware limited partnership, and American Ref-Fuel Company of Southeastern Connecticut, a Connecticut general partnership, and ninety percent (90%) of the partnership interests in SEMASS Partnership, a Massachusetts limited partnership (the partnerships referred to in this paragraph being collectively referred to as the "Project Partnerships," and individually as a "Project Partnership"). The Project Partnerships operate six waste-to-energy facilities (the "Facilities") in the United States. Seller desires to sell (and to cause Subsidiary 3 to sell), and Purchaser desires to purchase, all of the Seller Interests for the consideration and on the terms set forth herein.

STATEMENT OF AGREEMENT

        The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Capitalized terms shall have the meanings set forth in Appendix I.

ARTICLE II

PURCHASE AND SALE OF THE SELLER INTERESTS

        2.1    Purchase and Sale.

        (a)   Upon the terms and subject to the conditions of this Agreement, on the Initial Closing Date, Seller shall cause Subsidiary 3 to sell and deliver to Purchaser, and Purchaser shall purchase and accept from Subsidiary 3, all of Subsidiary 3's right, title and interest in and to the Seller Interests in Subsidiary 1.

        (b)   Upon the terms and subject to the conditions of this Agreement, on the Second Closing Date, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in and to the Seller Interests in Subsidiary 2.

        2.2    Purchase Price.    In consideration of the transfer to Purchaser of the Seller Interests and subject to the terms and conditions of this Agreement, Purchaser shall pay to Subsidiary 3 and Seller the aggregate amount of Three Hundred Six Million Dollars ($306,000,000) (the "Base Purchase Price"), subject to the Purchase Price Adjustment to be made pursuant to Section 2.3 below (as so adjusted, the "Final Purchase Price").

        2.3    Purchase Price Adjustment.    The Base Purchase Price shall be adjusted as follows (the amount of such adjustment being referred to herein as the "Purchase Price Adjustment"):

          (a)   The Base Purchase Price shall be increased by fifty percent (50%) of (i) the dollar amount, if any, by which ARC Net Book Equity determined from the Adjustment Time Balance Sheet exceeds (ii) (A) ARC Net Book Equity determined from the balance sheet (the "Audited 2002 Balance Sheet") included in the Audited 2002 Financial Statements, minus (B) $45,000,000.

          (b)   The Base Purchase Price shall be decreased by fifty percent (50%) of the dollar amount, if any, by which (i) (A) ARC Net Book Equity determined from the Audited 2002 Balance Sheet, minus (B) $45,000,000 exceeds (ii) ARC Net Book Equity determined from the Adjustment Time Balance Sheet.

        2.4    Payments.

        (a)   On the Initial Closing Date, Purchaser shall pay to Subsidiary 3, by 4:00 p.m., Houston, Texas time, by wire transfer of immediately available funds to an account designated by Seller, an aggregate amount equal to ninety-nine and six-tenths percent (99.6%) of the Base Purchase Price (Three Hundred Four Million Seven Hundred Seventy-Six Thousand Dollars ($304,776,000)) (the "Initial Closing Payment").

        (b)   On the Second Closing Date, Purchaser shall pay to Seller, by 4:00 p.m., Houston, Texas time, by wire transfer of immediately available funds to an account designated by Seller, an aggregate amount equal to four-tenths of one percent (0.4%) of the Base Purchase Price, (One Million Two Hundred Twenty-Four Thousand Dollars ($1,224,000)), (i) plus 0.4% of any Adjustment Amount determined under Section 2.5(c)(i) below or (ii) minus 0.4% of any Adjustment Amount determined under Section 2.5(c)(ii) below.

        2.5    Preparation of the Adjustment Time Balance Sheet.

        (a)   After the Initial Closing Date, the management of the Ref-Fuel Entities shall prepare (and Purchaser and Seller agree to use commercially reasonable efforts to cause the management of the Ref-Fuel Entities to prepare) an unaudited consolidated balance sheet and statement of partners' capital of the ARC Entities as of the Adjustment Time (the "Adjustment Time Balance Sheet"), which shall be certified by PricewaterhouseCoopers LLP ("PWC") as being prepared in accordance with the terms of this Section 2.5(a). The Adjustment Time Balance Sheet shall be prepared in accordance with GAAP in the same manner, on the same basis and utilizing the same principles as the Audited 2002 Balance Sheet and at a level of detail sufficient to identify the components necessary to calculate ARC Net Book Equity as of the Adjustment Time and the Purchase Price Adjustment. For all purposes of and in connection with the computation of the Purchase Price Adjustment and preparation and presentation of the Adjustment Time Balance Sheet, Purchaser and Seller agree that the practice of the Ref-Fuel Entities with respect to the preparation of each line item on the Audited 2002 Balance Sheet (including, without limitation, line items related to accruals and reserves) shall be applied with respect to the preparation of each line item on the Adjustment Time Balance Sheet. The Purchase Price Adjustment shall be equitably adjusted by the parties to address any transactions between Seller or UAE and the Ref-Fuel Entities that are not effected on a pro rata basis prior to the Adjustment Time to the extent such transactions affect the Adjustment Time Balance Sheet (e.g., loans by Seller or UAE to any Ref-Fuel Entity or from any Ref-Fuel Entity to Seller or UAE, disproportionate capital contributions to any Ref-Fuel Entity made by Seller or UAE, disproportionate distributions from any Ref-Fuel Entity to Seller or UAE or disproportionate payment of credit support obligations). In the event that the Initial Closing occurs at any time prior to the Adjustment Time, (i) Purchaser agrees to the extent within its control, directly or indirectly, and not in violation of any Law or agreement or any fiduciary obligation of Purchaser to the Ref-Fuel Entities (and for the period from the Initial Closing to the Adjustment Time) not to permit or authorize any Ref-Fuel Entity to conduct its business other than in the ordinary course of business and consistent with the Ref-Fuel Entities' past practices or the Operating and Cap Ex Budgets, and (ii) the Adjustment Time Balance Sheet shall be equitably adjusted to reflect distributions by ARC or any events outside the ordinary course of business occurring after the Initial Closing and prior to the Adjustment Time, including without limitation, distributions by the ARC Entities to Purchaser or UAE, casualty or condemnation events, changes in accounting practices and expenditures outside the scope of the Operating and Cap Ex Budgets. In the event that the Adjustment Time is prior to the occurrence of the Initial Closing, the Adjustment Time Balance Sheet shall be equitably adjusted to reflect distributions by ARC or any events outside the ordinary course of business occurring after the Adjustment Time and prior to the Initial Closing, including without limitation, distributions by the ARC Entities to Seller or UAE, casualty or condemnation events, changes in accounting practices and expenditures outside the scope of the Operating and Cap Ex Budgets. Purchaser and Seller shall use commercially reasonable efforts to cause the management of the Ref-Fuel Entities to deliver the Adjustment Time Balance Sheet to Seller and Purchaser as soon as practicable, but in any event no later than thirty (30) days after the Initial Closing Date, together with a schedule that sets forth a determination of ARC Net Book Equity as of the Adjustment Time, the Purchase Price Adjustment, the Final Purchase Price and the difference between the Base Purchase Price and the Final Purchase Price as determined pursuant to this Section 2.5(a) (such difference, as finally determined pursuant to this Section 2.5, the "Adjustment Amount"), all certified by the chief financial officer of ARC and by PWC, along with such schedules and detailed information (including, without limitation, to the extent reasonably requested by Seller or Purchaser, unaudited statements of operations and cash flows for the period from the date of the Audited 2002 Balance Sheet to the Adjustment Time), and the working papers of PWC prepared in connection with their certifications as hereinabove provided, as shall be reasonably necessary for Seller and Purchaser to verify the accuracy of such determination and all work papers relating both to the Adjustment Time Balance Sheet and the calculation of the Adjustment Amount. Unless disputed as contemplated by Section 2.5(b) , such determinations by the management of the Ref-Fuel Entities (as certified by PWC as hereinabove provided) shall be deemed final and binding on the parties hereto for all purposes of this Agreement.

        (b)   If Seller or Purchaser, as the case may be, desires to dispute any matter set forth on or with respect to the Adjustment Time Balance Sheet or relating to the calculation of ARC Net Book Equity as of the Adjustment Time or the Adjustment Amount, Seller or Purchaser, as the case may be, shall, within thirty (30) days after receipt of all documents and computations required to be delivered to it pursuant to Section 2.5(a), deliver to the other party a written notice of its objection, setting forth in reasonable detail the basis of the objection. Thereafter, the parties hereto shall use their commercially reasonable efforts to resolve such dispute. If the parties hereto are unable to resolve such dispute within thirty (30) days after receipt of the latest notice of objection delivered by the parties, Purchaser and Seller shall, within fifteen (15) days after the foregoing thirty (30)-day period, submit such dispute or controversy for resolution by a mutually agreeable "big four" independent certified public accounting firm or another nationally recognized firm mutually agreeable to the parties in the event of a conflict (the "Accounting Expert"). Purchaser and Seller, respectively, shall submit their determinations of the items in dispute to the Accounting Expert within fifteen (15) days after the engagement of the Accounting Expert. The Accounting Expert shall review the books and records of the Ref-Fuel Entities, and the working papers of PWC prepared in connection with their certifications as hereinabove provided, to resolve the dispute in question, applying the terms of this Agreement. The Accounting

Expert shall deliver to Purchaser and Seller its resolution of such dispute, together with its work papers relating thereto, as soon as practicable, but in any event, no later than forty (40) days from the date of the engagement of the Accounting Expert as described above. The scope of the Accounting Expert's work shall be limited to that necessary to resolve the particular issues in dispute that affect the calculation of ARC Net Book Equity as of the Adjustment Time and the Adjustment Amount. In no event shall the decision by the Accounting Expert exceed the scope of the relief sought by the parties. The Accounting Expert shall adhere strictly to the provisions of this Section 2.5 (including, without limitation, the provisions set forth in the second and third sentences of Section 2.5(a)). The determination of the Accounting Expert shall be deemed final and binding on the parties for all purposes of this Agreement, absent manifest error. Each party in any dispute resolution proceeding commenced under this Section 2.5(b) shall bear such party's own costs and expenses (including expert witness and attorneys' fees) of investigating, preparing and pursuing such dispute. The fees and expenses of the Accounting Expert in connection with the foregoing, and the fees and costs of PWC's certifications pursuant to Section 2.5(a), shall be shared equally by Purchaser and Seller.

        (c)   Within five (5) days after the determination of the Adjustment Amount and the Final Purchase Price is deemed final and binding upon the parties as provided in Section 2.5(a) or (b) (including, without limitation, by written acceptance by Seller and Purchaser of the determination by the management of the Ref-Fuel Entities of the Adjustment Amount, as certified by PWC as hereinabove provided, and the Final Purchase Price pursuant to Section 2.5(a)), (i) if the Final Purchase Price exceeds the Base Purchase Price, Purchaser shall pay 99.6% of the Adjustment Amount to Subsidiary 3 in cash by wire transfer of immediately available funds to an account designated by Seller, or (ii) if the Base Purchase Price exceeds the Final Purchase Price, Subsidiary 3 shall pay to Purchaser 99.6% of the Adjustment Amount in cash by wire transfer of immediately available funds to an account designated by Purchaser. Notwithstanding the foregoing, if the Final Purchase Price exceeds the Base Purchase Price by more than Ten Million Dollars ($10,000,000) and the Final Purchase Price is determined prior to July 31, 2003, at its option, Purchaser may either pay 99.6% of the Adjustment Amount in cash or pay Ten Million Dollars ($10,000,000) in cash and issue a promissory note (the "Note") to Subsidiary 3, in form and substance reasonably acceptable to Seller and Purchaser, in the original principal amount equal to the remainder of the Adjustment Amount then due, bearing interest at ten percent (10%) per annum, due and payable in full no later than July 31, 2003, and secured by an irrevocable standby letter of credit from a Qualified Lender in form and substance reasonably satisfactory to Seller and similar to the form of Liquidated Damages Letters of Credit (the "Note Letter of Credit"). Interest shall accrue on all amounts due under this Section 2.5(c) not paid when due at a per annum rate of interest equal to ten percent (10%), such interest to be calculated based on the actual number of days elapsed from the date such amount becomes due and owing until paid in full and based on a 365-day year.

        2.6    Purchase Price Allocation.    The Final Purchase Price shall be allocated 99.6% to the Seller Interests in Subsidiary 1 and 0.4% to the Seller Interests in Subsidiary 2.

        2.7    Time and Place of Initial Closing.    The closing of the purchase and sale of the Seller Interests in Subsidiary 1 (the "Initial Closing") shall take place at the offices of Bingham McCutchen LLP, counsel to Purchaser, in New York, New York, or such other place as the parties to this Agreement may mutually agree, at 10:00 a.m., New York, New York time, on (i) the date twenty (20) days (as such period may be extended by the proviso in the second sentence of Section 5.7) after which all conditions precedent set forth in Article VI necessary for the Initial Closing have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Initial Closing, including, without limitation, Section 6.1(j)), or (ii) such earlier or later date as the parties to this Agreement may mutually agree upon, including, without limitation, pursuant to Section 5.16 (the "Initial Closing Date"). The Initial Closing shall be effective as of 11:59 p.m. on the Initial Closing Date. The parties agree to use commercially reasonable efforts to cause the Initial Closing to occur as soon as possible and agree to consult with each other in good faith with respect to the date on which the conditions precedent set forth in Article VI (other than those conditions that, by their terms, are to be satisfied at the Initial Closing), have been satisfied.

          (a)   At the Initial Closing, Seller shall deliver, or cause Subsidiary 3 or DCC, as applicable, to deliver, to Purchaser each of the following:

            (i)    an assignment agreement (an "Assignment Agreement"), executed by Subsidiary 3, in substantially the form of Exhibit A attached hereto, evidencing the sale of the Seller Interests in Subsidiary 1 by Subsidiary 3 to Purchaser;

            (ii)   an agreement in substantially the form of Exhibit B attached hereto (the "Essex Credit Support Fee Agreement"), executed by DCC; and

            (iii)  all other certificates, consents and other documents required hereunder, including, without limitation, under Section 6.1, to be delivered by Seller or its Affiliates at or prior to the Initial Closing.

          (b)   At the Initial Closing, Purchaser shall deliver to Subsidiary 3, Seller and DCC, as applicable, each of the following:

            (i)    the Essex Credit Support Fee Agreement, executed by Purchaser;

            (ii)   the initial Five Hundred Thousand Dollar ($500,000) payment required to be paid at the Initial Closing pursuant to the Essex Credit Support Fee Agreement;

            (iii)  the payments required to be made by Purchaser at the Initial Closing pursuant to Section 2.4(a); and

            (iv)  all other certificates, consents and other documents required hereunder, including, without limitation, under Section 6.2, to be delivered by Purchaser or its Affiliates at or prior to the Initial Closing.

        2.8    Time and Place of Second Closing.    The closing of the purchase and sale of the Seller Interests in Subsidiary 2 (the "Second Closing") shall take place at the offices of Bingham McCutchen LLP, counsel to Purchaser, in New York, New York, or such other place as the parties to this Agreement may mutually agree, at 10:00 a.m., New York, New York time, on (i) the earlier of (A) the date two years and six months after the date of the Initial Closing and (B) three Business Days following the date on which Purchaser provides Seller notice that Duke/UAE has terminated pursuant to Section 708 of the Code; provided, that if such termination shall occur on or prior to the Initial Closing Date, the Second Closing shall occur on the Initial Closing Date, or (ii) such other date as the parties to this Agreement may mutually agree (the "Second Closing Date"). The Second Closing shall be effective as of 11:59 p.m. on the Second Closing Date.

        (a)   At the Second Closing, Seller shall deliver to Purchaser each of the following:

          (i)    an Assignment Agreement, executed by Seller, evidencing the sale of the Seller Interests in Subsidiary 2 by Seller to Purchaser; and

          (ii)   all other certificates, consents and other documents required hereunder, including, without limitation, under Section 7.1, to be delivered by Seller or its Affiliates after the Initial Closing and at or prior to the Second Closing.

        (b)   At the Second Closing, Purchaser shall deliver to Seller and DCC, as applicable, each of the following:

          (i)    the payment required at the Second Closing pursuant to Section 2.4(b);

          (ii)   all other certificates, consents and other documents required hereunder, including, without limitation, Section 7.2, to be delivered by Purchaser or its Affiliates after the Initial Closing and at or prior to the Second Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as disclosed in the disclosure schedules delivered by Seller pursuant to Section 5.7 hereof (collectively, "Seller's Disclosure Schedule"), Seller represents and warrants as of the date of this Agreement (except with respect to those representations and warranties that, by their terms, are being made as of a later date) to Purchaser as follows:

        3.1    Ownership of the Seller Interests.    As of the date hereof, Seller owns the Seller Interests and one hundred percent of the outstanding capital stock of Subsidiary 3, in each case free and clear of any Lien. As of the Initial Closing, Seller shall own the Seller Interests in Subsidiary 2, and Subsidiary 3 (subject to having received any required FERC authorization therefor) shall own the Seller Interests in Subsidiary 1, free and clear of any Lien, other than Liens arising from the acts of Purchaser or its Affiliates and Liens in favor of Purchaser arising under this Agreement or the Voting Rights Agreement. Assuming that Purchaser has the requisite power and authority to be the lawful owner of the Seller Interests and that all Seller Consents and Purchaser Consents are obtained, at the Initial Closing and the Second Closing, as the case may be, good and valid title to such Seller Interests will pass to Purchaser, free and clear of any Lien, other than Liens arising from the acts of Purchaser or its Affiliates and Liens in favor of Purchaser arising under this Agreement or the Voting Rights Agreement. There are no outstanding options, warrants, calls, commitments with respect to, or plans by either Company to issue, any additional membership or other equity interest of such Company, or to purchase, redeem, or retire any Seller Interests, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any membership or other equity interests of such Company. No Person other than Seller and Subsidiary 3 owns or otherwise has any rights to any equity securities of the Companies.

        3.2    Ownership of Ref-Fuel Entities.

        (a)   As of the date hereof, Seller owns fifty percent (50%) of the outstanding Membership Interests in Duke/UAE. As of the Initial Closing, subject to any required FERC approval, Subsidiary 1 shall own forty-nine and eight-tenths percent (49.8%) of the outstanding Membership Interests in Duke/UAE, and Subsidiary 2 shall own two-tenths of one percent (0.2%) of the outstanding Membership Interests in Duke/UAE. Subject to the terms of the LLC Agreement, such outstanding Membership Interests are owned directly, as of the date hereof, by Seller and, as of the Initial Closing, such outstanding Membership Interests shall be owned directly by Subsidiary 1 and Subsidiary 2, respectively, in each case, free and clear of any Lien, other than Liens arising from the acts of Purchaser or its Affiliates and Liens in favor of Purchaser arising under this Agreement.

        (b)   Duke/UAE owns one hundred percent (100%) of the outstanding membership interests in ARC, free and clear of any Lien, other than Liens arising from the acts of Purchaser or its Affiliates and Liens in favor of Purchaser arising under this Agreement.

        (c)   Each of ARC and each other Ref-Fuel Entity owns the respective percentage of outstanding shares of capital stock, membership interests, partnership interests or other equity securities of the applicable Ref-Fuel Entity as more particularly set forth in Part 3.2(c) of Seller's Disclosure Schedule.

        (d)   Except as set forth in clauses (a), (b) and (c) of this Section 3.2, no Company or Ref-Fuel Entity owns, directly or indirectly, any capital stock or other equity interest in any corporation, partnership, joint venture, limited liability company, association or other legal entity. There are no outstanding options, warrants, calls, commitments with respect to, or plans by any Company or Ref-Fuel Entity to issue, any additional shares of capital stock, membership interests, partnership interests or other equity securities in any such Company or Ref-Fuel Entity, or to purchase, redeem, or retire any outstanding shares of capital stock, membership interests, partnership interests or other equity securities in any such Company or Ref-Fuel Entity, nor are there outstanding any securities or obligations that are convertible into or exchangeable for any shares of capital stock, membership interests, partnership interests or other equity securities in any Company or Ref-Fuel Entity.

        3.3    Organization and Standing of Seller and Subsidiary 3.    Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada, and Subsidiary 3 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

        3.4    Organization and Standing of the Companies and the Ref-Fuel Entities, Foreign Qualifications.

        (a)   Each Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease the respective properties it currently owns and leases and to carry on its respective business as such business is currently conducted. Each Ref-Fuel Entity is a corporation, general partnership, limited partnership or limited liability company duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its applicable jurisdiction of organization as set forth in Part 3.4(a) of Seller's Disclosure Schedule, and has all requisite corporate, partnership or limited liability company, as applicable, power and authority to own and lease the respective properties it currently owns and leases and to carry on its respective business as such business is currently conducted.

        (b)   Each Company and each Ref-Fuel Entity is duly licensed, registered and qualified to do business as a foreign corporation, limited liability company or partnership, as the case may be, and is in good standing, in all jurisdictions in which the ownership, leasing or operation of its respective assets or the conduct of its respective business as currently conducted requires such licensing, registration or qualification under applicable Law, except where the failure to be so licensed, registered or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships).

        (c)   Seller has heretofore made available to Purchaser true, correct and complete copies of the Charter Documents, each as amended to the date hereof, of each Company and each Ref-Fuel Entity, all of which are listed in Part 3.4(c) of Seller's Disclosure Schedule.

        3.5    Corporate Power and Authority; Enforceability.    Seller has all requisite corporate power and authority to execute and deliver this Agreement, and each of Seller and Subsidiary 3 has all requisite corporate power and authority to execute and deliver the other documents, instruments and agreements to be entered into by it pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement, and the execution, delivery and performance by each of Seller and Subsidiary 3 of each and every agreement, document and instrument to be executed, delivered and performed by it in connection herewith, has been duly authorized and approved by all requisite corporate action on the part of Seller and, prior to the Initial Closing, will be duly authorized and approved by all requisite corporate action on the part of Subsidiary 3, as the case may be. This Agreement has been duly and validly executed and delivered by Seller, and, on the Initial Closing Date and the Second Closing Date, as the case may be, all other agreements to be entered into by Seller and Subsidiary 3, as the case may be, pursuant hereto, will have been duly and validly executed and delivered by Seller and Subsidiary 3, as the case may be. This Agreement is, and each and every agreement, document and instrument provided for herein to be executed and delivered and to which Seller or Subsidiary 3, as the case may be, is a party will be, when duly executed and delivered by the parties thereto, valid and binding on Seller and Subsidiary 3, as the case may be, and enforceable against Seller and Subsidiary 3, as the case may be, in accordance with its respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors' rights generally.

        3.6    Legal Proceedings.    There is no claim, action, suit, arbitration or proceeding (governmental or private), pending, or, to the Knowledge of Seller, threatened, against Seller, Subsidiary 3, either Company or any Ref-Fuel Entity that (i) is reasonably likely, individually or in the aggregate, to prevent or delay the consummation of the Transactions, or (ii) would reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships). None of Seller, Subsidiary 3, either Company or any Ref-Fuel Entity is subject to any Order that would reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships).

        3.7    Brokers, Finders and Financial Advisors.    No broker, finder, agent or similar intermediary has acted for or on behalf of Seller or any of its Affiliates in connection with this Agreement or the Transactions, and no broker, finder, agent or similar intermediary is entitled to any fee or commission in connection therewith based on any agreement, arrangement or understanding with, or action taken by, Seller or any of its Affiliates.

        3.8    Non-Contravention.    Except for the applicable requirements of the HSR Act, applicable filings with FERC, applicable filings under Environmental Laws and environmental Permits which are the subject of Section 3.21, and other consents and approvals described in Part 3.8 of Seller's Disclosure Schedule (the "Seller Consents"), there is no requirement applicable to Seller, Subsidiary 3, either Company or any Ref-Fuel Entity to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the Transactions. The execution, delivery and performance by Seller of this Agreement and the execution, delivery and performance by each of Seller and Subsidiary 3 of each and every other agreement, document and instrument to be entered into by it, pursuant hereto, and the consummation by Seller and Subsidiary 3 of the Transactions, do not and will not (i) contravene or conflict with the respective Charter Documents of Seller, Subsidiary 3, either Company or any Ref-Fuel Entity, and (ii) assuming that all of the Seller Consents have been obtained, (A) contravene or conflict with, or constitute a violation of, any provision of a material Law, Order or decree binding upon or applicable to Seller, Subsidiary 3, either Company or any Ref-Fuel Entity, or (B) constitute a default or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, Subsidiary 3, either Company or any Ref-Fuel Entity under any provision of any Contract binding upon Seller, Subsidiary 3, either Company or any Ref-Fuel Entity, including, without limitation, the right of first offer provisions of Section 11.2 of the LLC Agreement, which contravention, conflict, violation, default, right of termination, cancellation or acceleration would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships).

        3.9    Compliance with Laws.    To the Knowledge of Seller, and except with respect to (i) Environmental Laws, which are the subject of Section 3.21 and (ii) PUHCA, PURPA and the FPA, which are the subject of Section 3.25, each Company and each Ref-Fuel Entity is in compliance with all applicable Laws and Orders, except where noncompliance would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships), and (A) to the Knowledge of Seller, no investigation by any Governmental Authority of either Company or any Ref-Fuel Entity, which would reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships), is pending or threatened and (B) none of Seller, Subsidiary 3, the Companies and the Ref-Fuel Entities has received written notice of any such investigation.

        3.10    All Assets Necessary.    To the Knowledge of Seller, each Ref-Fuel Entity owns, leases or licenses all material property and assets necessary to carry on its respective business and operations as presently conducted. To the Knowledge of Seller, subject to scheduled major maintenance (consistent with past practice) of the Facilities and maintenance and capital expenditures contemplated by the Operating and Cap Ex Budgets, all such tangible assets are in adequate operating condition and repair, ordinary wear and tear excepted, and except for such required maintenance and repairs and such other operating conditions as would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships). To the Knowledge of Seller, all material buildings, structures and other improvements located on real property owned by the Ref-Fuel Entities are located completely within the boundary lines of such real property.

        3.11    Financial Statements.    Seller has delivered to Purchaser, and included in Part 3.11 of Seller's Disclosure Schedule are, complete copies of (i) the audited, consolidated balance sheet of the ARC Entities as of December 31, 2001, and the related audited statements of operations, partners' capital and cash flows for the year then ended (the financial statements in this clause (i) are referred to herein as the "Audited 2001 Financial Statements"), and (ii) the unaudited, consolidated balance sheet of the ARC Entities as of December 31, 2002, and the related unaudited statements of operations and cash flows for the twelve (12) month period then ended (the "Unaudited Financial Statements" and, together with the Audited 2001 Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of notes) and fairly present in all material respects the consolidated financial condition of the ARC Entities at the date thereof and the results of their operations for the period then ended. Seller has also delivered to Purchaser, and included in Part 3.11 of Seller's Disclosure Schedule is, a true, correct and complete copy of the 2003 operating and capital expenditure budgets for the Ref-Fuel Entities (the "Operating and Cap Ex Budgets").

        3.12    Absence of Certain Changes.    Since December 31, 2002, (i) the businesses of the Ref-Fuel Entities have been conducted only in the ordinary course consistent with the past practices of the Ref-Fuel Entities, and (ii) there has not been a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships).

        3.13    Licenses and Permits.    To the Knowledge of Seller, except with respect to environmental Permits, which are the subject of Section 3.21, each Ref-Fuel Entity possesses, and has made proper and timely application for renewal for, as applicable, all of the Permits that are required under applicable Law for the ownership or operation of the respective business and assets of such Ref-Fuel Entity as currently conducted, and all of such Permits are in full force and effect, except where the failure to possess or renew any Permit or any failure of any Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships). To the Knowledge of Seller, no violations exist in respect of any such Permit, except where such violation, suspension, revocation, limitation or restriction would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships).

        3.14    Tax Matters.

        (a)   (i) Each of the Companies and the Ref-Fuel Entities has timely filed or caused to be timely filed all Tax Returns required to be filed by or with respect to it (taking into account all applicable extensions), (ii) all such Tax Returns are true, correct and complete in all respects, (iii) all Taxes that have become due and payable by the Companies or the Ref-Fuel Entities, whether or not shown to be due and payable on such Tax Returns, have been timely paid in full (taking into account all applicable extensions), and the accruals for Taxes on the Adjustment Time Balance Sheet are sufficient to discharge any unpaid Taxes of the Companies and the Ref-Fuel Entities for all full or partial Tax periods ending on or prior to the Initial Closing Date, (iv) there are no Liens with respect to Taxes upon the Seller Interests or upon any of the assets or properties of the Companies or the Ref-Fuel Entities, other than with respect to Taxes not yet due and payable, (v) no deficiency for Taxes has been asserted against any of the Companies or the Ref-Fuel Entities, any of their respective partners or members in respect of their interests therein, and, to the Knowledge of Seller, there is no basis upon which any Tax deficiency or adjustment would reasonably be expected to be asserted against any such

Persons or any of the Companies or the Ref-Fuel Entities, (vi) no actions, audits or other administrative or court proceedings are presently pending with regard to any Taxes or Tax Returns of any of the Companies or the Ref-Fuel Entities and, to the Knowledge of Seller, there is no threatened action, audit, or administrative or court proceeding with respect to any such Taxes or Tax Returns, (vii) none of the Companies or the Ref-Fuel Entities has requested any extension of time within which to file any Tax Return that has not been filed, and (viii) none of the Companies or the Ref-Fuel Entities has agreed to extend the statute of limitations applicable to the assessment or collection of any Taxes with respect to which such statute of limitations is still open.

        (b)   Each of the Ref-Fuel Entities listed in Part 3.14(b) of Seller's Disclosure Schedule (each, a "Corporate Subsidiary" and, collectively, the "Corporate Subsidiaries") is and has been since the date of its formation treated and properly classified as a corporation for all relevant federal, state, and local Income Tax purposes. None of the Corporate Subsidiaries has been during the period in which Seller or any Affiliate thereof has had an ownership interest in such Corporate Subsidiary or, to the Knowledge of Seller, since the date of its formation, either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.

        (c)   Each of the Companies and each of the Ref-Fuel Entities listed in Part 3.14(c) of Seller's Disclosure Schedule is and has been since the date of its formation treated and properly classified as a disregarded entity for all relevant federal Income Tax purposes.

        (d)   Each of the Ref-Fuel Entities listed in Part 3.14(d) of Seller's Disclosure Schedule (each, a "Partnership Subsidiary" and, collectively, the "Partnership Subsidiaries") is and has been since the date of its formation, treated and properly classified as a partnership for all relevant federal Income Tax purposes. None of the Partnership Subsidiaries has ever filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for federal Income Tax purposes. None of the Partnership Subsidiaries has ever been a "publicly traded partnership" within the meaning of Section 7704 of the Code. None of the Partnership Subsidiaries has ever made any election to be excluded from all or any part of Subtitle A, Chapter 1, Subchapter K of the Code.

        (e)   None of the property of any of the Companies or the Ref-Fuel Entities is required to be treated as "tax-exempt use property" within the meaning of Code Section 168(h). None of the property owned or used by any of the Companies or the Ref-Fuel Entities is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

        (f)    Purchaser has been provided true copies of all federal, state and foreign income Tax Returns as filed by Ref-Fuel Entities for the last three (3) years for which such Tax Returns have been filed.

        (g)   None of Seller, Subsidiary 3, the Companies or the Ref-Fuel Entities or, to the Knowledge of Seller, any other partner or member of a Partnership Subsidiary has, during the period in which Seller or any Affiliate thereof has had an ownership interest in such Company or Ref-Fuel Entity, as the case may be, reported any Tax item of the Partnership Subsidiary on any of that partner's or member's Tax Returns in a manner inconsistent with a Schedule K-1 (or equivalent state or local form) issued to that partner or member by the Partnership Subsidiary.

        (h)   No final partnership administrative adjustment (or similar adjustment for state, local or foreign Tax purposes) has been proposed or made as a result of any federal, state, local or foreign audit or administrative proceeding involving any of the Companies or the Ref-Fuel Entities during the period in which Seller or any Affiliate thereof has had an ownership interest in such Company or Ref-Fuel Entity, as the case may be. No issue involving any Tax item of any of the Companies or the Ref-Fuel Entities has been raised or resolved in any audit or examination in a manner which, by application of the same principles, would be expected to result in a deficiency for Taxes of any of the Companies or the Ref-Fuel Entities, for any other period.

        (i)    No power of attorney granted by or with respect to any of the Companies or the Ref-Fuel Entities relating to Taxes is currently in force.

        (j)    No closing agreement or settlement agreement pursuant to any provision of any Tax law has been entered into with any Taxing authority by or with respect to any of the Companies or the Ref-Fuel Entities that would affect the treatment of any item of income, gain, loss, deduction or credit for any taxable period ending after the Initial Closing Date.

        (k)   None of the assets of any of the Companies or the Ref-Fuel Entities directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

        (l)    None of the Companies or the Ref-Fuel Entities is a party to or bound by, nor do any of the Companies or the Ref-Fuel Entities have any obligation under, any Income Tax indemnity agreement, Income Tax sharing agreement, or similar contract or arrangement (excluding any such provisions contained in contracts, leases and other agreements entered into in the ordinary course of business or contained in any of the contracts disclosed on Part 3.16 of Seller's Disclosure Schedule). None of the Companies or the Ref-Fuel Entities has any current or potential contractual obligation to indemnify any other Person with respect to Income Taxes (excluding any such provisions contained in contracts, leases and other agreements entered into in the ordinary course of business or contained in any of the contracts disclosed on Part 3.16 of Seller's Disclosure Schedule). None of the Companies or the Ref-Fuel Entities has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Income Tax Return. None of the Companies or the Ref-Fuel Entities is presently liable, nor do any of the Companies or the Ref-Fuel Entities have any potential liability, for any Income Taxes of another Person (i) under Treasury Regulation Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) otherwise.

        (m)  There are no outstanding rulings of, or requests for rulings by, any Taxing authority addressed to any of the Companies or the Ref-Fuel Entities that are, or if issued would be, binding on any of the Companies or the Ref-Fuel Entities or any of their respective partners or members.

        (n)   None of the Companies or the Ref-Fuel Entities has agreed within the past three (3) years to, nor are any of the Companies or the Ref-Fuel Entities required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and none of the Companies or the Ref-Fuel Entities will be required to make any such adjustments for any full or partial Tax period after the Initial Closing Date by reason of any such change in accounting method or other event occurring on or prior to the Initial Closing Date. None of the Companies or the Ref-Fuel Entities has any application pending with any Taxing authority requesting permission to change any accounting method, and no Taxing authority has proposed any such adjustment or change in accounting method within the past three (3) years.

        (o)   Each of the Companies and the Ref-Fuel Entities has timely satisfied all applicable federal, state, local and foreign withholding and employment Tax requirements (including, without limitation, federal, state and local wage withholding Tax requirements and withholding Tax requirements imposed under Sections 1441, 1442, 1445, 1446 and 3406 of the Code).

        (p)   To the Knowledge of Seller, none of the Companies or the Ref-Fuel Entities has made, is obligated to make (taking into account only agreements currently in effect), or is a party to any agreement that could obligate it to make, any "excess parachute payment" within the meaning of Section 280G(b) of the Code.

        (q)   None of the Companies or the Ref-Fuel Entities has a permanent establishment in any foreign country with which the United States of America has a Tax treaty, as defined in such relevant Tax treaty, nor do any of the Companies or the Ref-Fuel Entities otherwise operate or conduct business through any branch in any foreign country.

        (r)   All currently in effect elections of the Companies or the Ref-Fuel Entities with respect to Income Taxes that are not set forth in the Income Tax Returns specified in Section 3.14(f) and that have been made within the past three (3) years, are listed in Part 3.14(r) of Seller's Disclosure Schedule.

        (s)   No claim has been made during the period in which Seller or any Affiliate has had an ownership interest in any Company or Ref-Fuel Entity by any Taxing authority in any jurisdiction in which any of the Companies or the Ref-Fuel Entities does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that its direct or indirect partners or members, by reason of their status as such, are or may be subject to taxation by that jurisdiction (and, to the Knowledge of Seller, there is no basis for making any such claim).

        (t)    Each of the Partnership Subsidiaries has made a valid election under Section 754 of the Code, and those elections will be in effect as of the Initial Closing Date.

        3.15    Ref-Fuel Entities Property.    To the Knowledge of Seller, each Ref-Fuel Entity has good and valid title (or, in the case of leased properties and assets, a good and valid leasehold interest) free and clear of all Liens other than Permitted Liens, to all its material respective properties and assets both real and personal, used in the operation of its respective business as presently conducted, including, without limitation, all such properties and assets reflected in the balance sheet contained in the Unaudited Financial Statements (other than those properties and assets disposed of in the ordinary course of business since the date of such balance sheet).

        3.16    Contracts.    Part 3.16 of Seller's Disclosure Schedule lists all contracts of the Ref-Fuel Entities with a term of more than one year and with a value or amounts due thereunder in excess of $250,000 on the date of this Agreement, together with the contracts referenced in Section 3.19 (the "Contracts"), excluding any agreements that will be terminated or otherwise expire in accordance with their stated terms prior to the Initial Closing. The Contracts are valid and effective in accordance with their respective terms, and there is not under any such Contract any existing default by any Ref-Fuel Entity party thereto or any event that, with the giving of notice or lapse of time or otherwise, would constitute such a default (other than any defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships)). Neither Company is party to any contract or agreement other than the assignments of the Seller Interests to be entered into by each Company and Seller as contemplated by the Background Statement.

        3.17    Insurance.    Part 3.17 of Seller's Disclosure Schedule sets forth a summary of all insurance policies (including, without limitation, any policies providing liability (including products liability), workers' compensation, property and casualty and directors' and officers' insurance) currently in effect with respect to each Ref-Fuel Entity. With respect to each such insurance policy, to the Knowledge of Seller, (a) the policy is valid and effective in accordance with its terms, (b) there is not any existing default by any Ref-Fuel Entity party thereto or any event that, with the giving of notice or lapse of time or otherwise, would constitute such a default (other than any default that would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships)), and (c) no notice of cancellation or termination has been received by the owner or holder of any such policy. The tangible assets of the Project Partnerships are covered by insurance policies issued by financially responsible insurance companies in such amounts and against such risks and losses as are consistent with the Ref-Fuel Entities' historical practices. To the Knowledge of Seller, Part 3.17 of Seller's Disclosure Schedule also describes any self-insurance arrangements affecting any Ref-Fuel Entity (excluding co-pays and deductibles under insurance policies of the Ref-Fuel Entities).

        3.18    ERISA and Related Matters.

        (a)   Part 3.18 of Seller's Disclosure Schedule sets forth a complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and all other material pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, phantom stock, stock appreciation right, phantom stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, sick-day, holiday and fringe benefit plans, policies, programs, contracts or arrangements (whether qualified or nonqualified, funded or unfunded and including any that have been frozen) maintained, contributed to or required to be contributed to, by, or in respect of which there is any outstanding liability, contingent or otherwise, on the part of, any Ref-Fuel Entity or any other employer that is, together with any Ref-Fuel Entity, treated as a "single employer" under Sections 414(b); 414(c), 414(m) or 414(o) of the Code and/or Section 4001(b) of ERISA (an "ERISA Affiliate") in respect of the Ref-Fuel Entities' employees or former employees or directors or former directors (collectively, the "Benefit Plans").

        (b)   (i) To the Knowledge of Seller, all Benefit Plans have been designed, administered and funded in compliance in all material respects with all applicable Laws, including ERISA and the Code, and have been administered in compliance in all material respects with their terms; (ii) to the Knowledge of Seller, all such Benefit Plans that are intended to qualify under Code Section 401(a) are qualified under such Section, and the related trusts are exempt from federal Income Tax under Code Section 501(a); (iii) none of such Benefit Plans is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA; (iv) none of such Benefit Plans is a multiemployer plan within the meaning of ERISA Section 3(37) or 4001(a)(3); (v) none of the Ref-Fuel Entities or any ERISA Affiliate has or would reasonably be expected to have any material liability under Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code; (vi) none of the Ref-Fuel Entities or, to the Knowledge of Seller, any "disqualified person" (as such term is defined in Section 4975(e) of the Code) or "party in interest" (as such term is defined in Section 3(14) of ERISA) has engaged in any transaction with respect to any such Benefit Plan that is or was prohibited under Section 406 of ERISA or Section 4975 of the Code (unless exempt under Section 408 of ERISA, Section 4975 of the Code or pursuant to an applicable U.S. Department of Labor exemption); (vii) other than claims for benefits arising in the ordinary course, no claim, legal action or proceeding is pending or, to the Knowledge of Seller, has been threatened, and no audit, proceeding or examination is pending or, to the Knowledge of Seller, has been threatened, in connection with any Benefit Plan, and to the Knowledge of Seller, there is no basis for any such legal action or proceeding; (viii) no Benefit Plan provides any post-retirement benefits other than (A) those required to be provided under Section 601 of ERISA, and (B) those provided under any such Benefit Plan intended to be qualified under Section 401 (a) of the Code; (ix) no Ref-Fuel Entity or ERISA Affiliate has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan, other than as agreed to by Purchaser or otherwise permitted pursuant to the terms of Section 5.1 hereof; and (x) no Ref-Fuel Entity or ERISA Affiliate has undertaken to maintain any Benefit Plan for any definite period of time and each such Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

        (c)   True and complete copies of the following documents have been made available to Purchaser in connection with each such Benefit Plan, as applicable: (i) the Benefit Plan document, together with any amendments; (ii) each trust agreement, annuity contract and other document evidencing the funding arrangement thereunder; (iii) the current summary plan description and any summaries of material modifications thereto; (iv) the three most recently completed annual reports (Internal Revenue Service Form 5500 Series); and (v) the most recently received Internal Revenue Service determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Plan, including, without limitation, those listed on Part 3.18(c) of Seller's Disclosure Schedule.

        (d)   To the Knowledge of Seller, the execution and delivery of this Agreement and the consummation of the Transactions will not, by itself or in combination with any other event expressly referred to in such Benefit Plans (as in effect at the Initial Closing), regardless of whether such other event has or will occur, result in any payment (whether of severance pay or otherwise) becoming due from or in respect of any Benefit Plan to any current or former director, manager, officer, consultant or employee of any Ref-Fuel Entity, or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former director, manager, officer, consultant or employee.

        (e)   With respect to each Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required to be paid by the Ref-Fuel Entities and ERISA Affiliates at or prior to the Initial Closing under the terms of each such Benefit Plan or applicable Law.

        (f)    Neither Seller nor any person treated, together with Seller, as a "single employer" under Sections 414(b), 414(c), 414(m) or 414(o) of the Code and/or Section 4001(b) of ERISA (a "Seller ERISA Affiliate") has incurred any liability to the Pension Benefit Guaranty Corporation (other than required insurance premiums, all of which have been paid) with respect to any employee pension benefit plan within the meaning of §3(2) of ERISA the benefits of which are guaranteed on termination in full or in part by the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA, nor has there occurred with respect to any such plan maintained or contributed to by Seller or a Seller ERISA Affiliate (a "Seller Title IV Plan") a reportable event (as defined in Section 4043 of ERISA, but excluding an event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of such Seller Title IV Plan. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Seller Title IV Plan, and neither Seller nor any Seller ERISA Affiliate is obligated to or has posted security in connection with an amendment of a Seller Title IV Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code nor are any of their assets subject to any lien arising under Section 302 of ERISA or Section 412 of the Code. Neither Seller nor any Seller ERISA Affiliate has incurred any material liability (including secondary liability) which has not been previously satisfied in full to any multi-employer plan within the meaning of §3(37) of ERISA which is maintained or contributed to by Seller or any Seller ERISA Affiliate and which is subject to Title IV of ERISA as a result of a complete or partial withdrawal from such multi-employer plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA.

        3.19    Employment Contracts.    Seller has made available to Purchaser copies of all employment, severance, termination and "change of control" contracts or other material compensatory agreements with any employees, former employees, directors or former directors of any Ref-Fuel Entity that are in effect on the date hereof, all of which are listed in Part 3.19 of Seller's Disclosure Schedule (the foregoing employment contracts being referred to herein collectively as the "Existing Employment Contracts"). Neither Company currently has or has ever had any employees.

        3.20    Labor Relations.    To the Knowledge of Seller: (a) there are no collective bargaining or other labor union contracts applicable to employees of any Ref-Fuel Entity, (b) no material work stoppage or material labor dispute relating to any Ref-Fuel Entity or its operations or businesses is pending or threatened, and, (c) there is no labor union organizational activity currently underway with respect to the operations or businesses of any Ref-Fuel Entity. None of Seller, Subsidiary 3 or, to the Knowledge of Seller, any Ref-Fuel Entity, has received any written notice of (i) any unfair labor practice complaints pending before the National Labor Relations Board or any other agency having jurisdiction thereof related to such Ref-Fuel Entity or its respective operations or businesses, or (ii) any pending employment-related grievances, charges, lawsuits or complaints under any collective bargaining agreement, labor or employment agreement, or under any federal, state or local statute or regulations relating to the payment of wages or benefits, discrimination in employment or employment practices or occupational safety and health standards (including, but without limiting the foregoing, any applicable state statute, the Fair Labor Standards Act, as amended, National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act of 1967, as amended).

        3.21    Environmental Issues.

        (a)   The business and operations of the Ref-Fuel Entities and the properties presently or, to the Knowledge of Seller, formerly (solely during the period in which Seller or any Affiliate had an ownership interest in the Ref-Fuel Entities) owned, leased or operated by the Ref-Fuel Entities are in compliance with applicable Environmental Laws, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships).

        (b)   The businesses and operations of the Ref-Fuel Entities and the properties presently owned, leased or operated by the Ref-Fuel Entities have received all material Permits required under Environmental Laws, and are in compliance with the respective requirements of such Permits, except for such noncompliance as would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships). Such Permits will be in full force and effect as of the Initial Closing.

        (c)   There are no pending or, to the Knowledge of Seller, threatened Environmental Claims against the businesses or operations of any Ref-Fuel Entity or the properties presently or, to the Knowledge of Seller, formerly (solely during the period in which Seller or any Affiliate had an ownership interest in the Ref-Fuel Entities) owned, leased or operated by any Ref-Fuel Entity arising from any actual or alleged violation of any Environmental Law, except for such Environmental Claims that would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships).

        (d)   No underground storage tanks have been placed on or under the properties presently or formerly owned by any Ref-Fuel Entity during the period during which Seller or any of its Affiliates has had an ownership interest in such Ref-Fuel Entity, and Seller has no Knowledge of any such tank installed at any other time.

        (e)   Except as would not reasonably be expected to have a Material Adverse Effect on the Ref-Fuel Entities taken as a whole, Seller has no Knowledge of the presence of any Hazardous Material that is being used, stored or disposed of by any Ref-Fuel Entity in violation of any applicable Environmental Laws, and, to the Knowledge of Seller, except as would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships), there has been no Release at any of the properties presently or formerly (solely during the period in which seller or any Affiliate had an ownership interest in the Ref-Fuel Entities) owned, leased or operated by any Ref-Fuel Entity, that, in either case, would be reasonably likely to be in violation of any applicable Environmental Laws or that would be reasonably likely to result in any Environmental Damages, other than any Release that has been mitigated in accordance with currently applicable Environmental Laws.

        (f)    No suit or other judicial action by a Governmental Authority or written inquiry, written request for information, or proceeding, is pending or, to the Knowledge of Seller, threatened, by a Governmental Authority, that would reasonably be expected to give rise to Environmental Damages resulting from the operations and businesses of any Ref-Fuel Entity.

        (g)   To the Knowledge of Seller, Seller has made available to Purchaser for review all site assessment reports, studies, and related documents relating to substantive environmental matters in connection with each Ref-Fuel Entity, in the possession of, or otherwise available to, Seller or its

Affiliates, all of which, to the Knowledge of Seller, are listed in Part 3.21 of Seller's Disclosure Schedule.

        (h)   To the Knowledge of Seller, except as would not reasonably be likely to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships), no Ref-Fuel Entity during the period in which Seller or any Affiliate has had an ownership interest in such Ref-Fuel Entity: (i) has sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the "National Priorities List", the "CERCLIS" list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take "removal," "remedial," "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; or (ii) is a party to any material suit or proceeding or received any notice, request for information or other communication from any Governmental Authority with respect to a Release or threatened Release of any Hazardous Material, or a violation or alleged violation of any Environmental Law, that would reasonably be expected to give rise to Environmental Damages resulting from the sending, disposal, transportation, or arrangement for the sending, disposal or transportation of a Hazardous Material to or at a site that that is contaminated by any Hazardous Material. To the Knowledge of Seller, Part 3.21 of Seller's Disclosure Schedule contains a materially true, complete and accurate list of all off-site Resource Conservation and Recovery Act of 1976, Subtitles C and D waste treatment, storage and disposal locations used by any Ref-Fuel Entity.

        (i)    None of the properties or facilities presently owned, leased or operated by the Ref-Fuel Entities are or shall be subject to the Connecticut Transfer Act (Conn. Gen. Stat. 22a-134 et seq.), by virtue of the Transactions.

        3.22    Intellectual Property Rights.

        (a)   To the Knowledge of Seller, Part 3.22 of Seller's Disclosure Schedule sets forth a complete and accurate list of all patents, patent applications, copyright registrations, copyright registration applications, trademark registrations, service mark registrations, trademark registration applications and service mark registration applications that are owned by any Ref-Fuel Entity or in which any of the Ref-Fuel Entities has any rights as licensee or otherwise (the "Proprietary Rights"), and in each case sets forth a brief description thereof and of any license or other arrangement in connection therewith. To the Knowledge of Seller, the Proprietary Rights, together with all trade secrets, manufacturing and secret processes and know-how, constitute all of the material intellectual property rights currently used in or necessary for the current respective operations and businesses of each Ref-Fuel Entity.

        (b)   To the Knowledge of Seller (except with respect to the DBA License, as to which the Knowledge qualifier shall not apply), no Ref-Fuel Entity nor any other party thereto is in breach of any license, sublicense or other agreement relating to any Proprietary Rights (other than any breaches that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships)). To the Knowledge of Seller (except with respect to the DBA License, as to which the Knowledge qualifier shall not apply), the present use by the Ref-Fuel Entities of the Proprietary Rights does not conflict with or infringe upon the rights of any Person, except for conflicts or infringements that would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships), and none of Seller or any Ref-Fuel Entity has received any written claim or written notice from any Person to such effect. To the Knowledge of Seller, no Person is infringing or violating any Proprietary Rights.

        3.23    Credit Support Obligations.    All of the Credit Support Obligations that obligate DCC or its Affiliates to provide financial support or guaranties in respect of any Ref-Fuel Entity are described in Part 3.23 of Seller's Disclosure Schedule. There is no current obligation to make payment under or in respect of any such Credit Support Obligation, and no payments have been made by Seller, DCC or their Affiliates under any such Credit Support Obligation during the past five (5) years. To the Knowledge of Seller, no event or condition currently exists that, solely with the passage of time, the giving of notice, or both, would create a current or future obligation to make any payment under any such Credit Support Obligation and none of Seller, DCC or their Affiliates has received any written notice of such events or conditions.

        3.24    The Companies.    Each Company was formed solely to hold the applicable Membership Interests, and as of the Initial Closing Date with respect to Subsidiary 1, and as of the Second Closing Date with respect to Subsidiary 2, each Company will have no business, assets or liabilities (including, without limitation, any liabilities under Section 302 or Title IV of ERISA or Section 412 of the Code by reason of being or having been on or prior to the Initial Closing Date a member of a controlled group of trades or businesses under common control within the meaning of Section 414 of the Code or Section 4001 of ERISA) other than the Membership Interests and immaterial items such as franchise Taxes.

        3.25    Regulatory Matters.    Each of the Facilities is a "Qualifying Facility," as that term is defined in the Public Utility Regulatory Policies Act of 1978, as amended, and the regulations thereunder ("PURPA"), and to the Knowledge of Seller, there is no claim, action or proceeding challenging such "Qualifying Facility" status at any such Facility. None of the Project Partnerships is an "electric utility company" under the Public Utility Holding Company Act of 1935, as amended, and the regulations thereunder ("PUHCA"). Each of the Project Partnerships is authorized to make sales of electricity at wholesale, consistent with PURPA and the Federal Power Act, as amended, and the regulations thereunder ("FPA"), to the extent applicable, and to operate its Qualifying Facility consistent with the requirements of PURPA and the FPA, to the extent applicable, and with every agreement pursuant to which each Project Partnership sells power as a Qualifying Facility. Each of the Project Partnerships is in compliance with all applicable requirements of PURPA and the FPA, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect on any Project Partnership or on the Ref-Fuel Entities taken as a whole (excluding the Project Partnerships). None of the Project Partnerships makes sales of power other than as a Qualifying Facility. Each of the Facilities has at all times been and remained a "Qualifying Facility" under PURPA since its first delivery of power to any transmission system or facility or customer during the period in which Seller or any Affiliate of Seller has had an ownership interest in such Project Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Except as disclosed in the disclosure schedules delivered by Purchaser pursuant to Section 5.7 (collectively, the "Purchaser's Disclosure Schedule"), Purchaser represents and warrants as of the date of this Agreement (except with respect to those representations and warranties that, by their terms, are being made as of a later date) to Seller as follows:

          4.1    Organization, Standing and Power.    Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of its state of organization.

          4.2    Power and Authority, Enforceability.    Purchaser has all requisite power and authority to execute and deliver this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Purchaser in connection herewith have been duly authorized and approved by all requisite action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser, and, on the Initial Closing Date and the Second Closing Date, as the case may be, all other agreements to be entered into by Purchaser pursuant hereto will have been duly and validly executed and delivered by Purchaser. This Agreement is, and each and every agreement, document and instrument provided for herein to be executed and delivered and to which Purchaser is a party will be, when executed and delivered by the parties thereto, valid and binding on Purchaser, and enforceable against Purchaser in accordance with its respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or similar Laws from time to time in effect affecting the enforcement of creditors' rights generally.

          4.3    Legal Proceedings.    There is no claim, action, suit, arbitration or proceeding (governmental or private) pending or, to the Knowledge of Purchaser, threatened against Purchaser, that is reasonably likely, individually or in the aggregate, to prevent or delay the consummation of the Transactions or would reasonably be expected to have a Material Adverse Effect on Purchaser.

          4.4    Brokers, Finders and Financial Advisors.    No broker, finder, agent or similar intermediary, other than Credit Suisse First Boston, has acted for or on behalf of Purchaser or any of its Affiliates in connection with this Agreement or the Transactions, and no broker, finder, agent or similar intermediary, other than Credit Suisse First Boston, is entitled to any fee or commission in connection therewith based on any agreement, arrangement or understanding with, or action taken by, Purchaser or any of its Affiliates. Purchaser is solely responsible for all fees, commissions and expenses of Credit Suisse First Boston related to the Transactions.

          4.5    Non-Contravention.    Except for the applicable requirements of the HSR Act and any filings with FERC, and other consents and approvals described in Section 4.5 of Purchaser's Disclosure Schedule (the "Purchaser Consents"), there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the Transactions. The execution, delivery and performance by Purchaser of this Agreement and each and every other agreement, document and investment to be entered into by Purchaser pursuant hereto, and the consummation by Purchaser of the Transactions does not and will not (i) contravene or conflict with the Charter Documents of Purchaser, and (ii) assuming that all of the Purchaser Consents have been obtained, (A) contravene or conflict with, or constitute a violation of, any provision of a material Law, Order or decree binding upon or applicable to Purchaser, or (B) constitute a default or give rise to any right of termination, cancellation or acceleration of any right or obligation of Purchaser under any provision of any material agreement, contract or other instrument binding upon Purchaser, which contravention, conflict, violation, default, right of termination, cancellation or acceleration would, individually or in the aggregate, have a Material Adverse Effect on Purchaser's ability to consummate the Transactions.

          4.6    Transfer Intent; Independent Investigation.    The Seller Interests acquired by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser will not offer to sell or otherwise dispose of the Seller Interests so acquired by it in violation of applicable securities laws. Purchaser is knowledgeable about the waste-to-energy business and acknowledges that it has had, and prior to the Initial Closing will have had, access to the books, records and files of the Ref-Fuel Entities. In making the decision to enter into this Agreement and consummate the Transactions, Purchaser has relied on its own independent due diligence investigation of the Ref-Fuel Entities and their prospects and upon the representations and warranties expressly made by Seller in this Agreement, and has not relied on any other representations and warranties of Seller or its Affiliates. Purchaser acknowledges that neither the Seller Interests nor any Membership Interests in Duke/UAE are registered under the Securities Act of 1933, as amended, and that neither the Seller Interests nor any Membership Interests in Duke/UAE may be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exception therefrom. Purchaser is an "accredited investor" as defined under Rule 501 promulgated under the Securities Act of 1933, as amended.

          4.7    Financial Capacity; Solvency.    Purchaser will, subject to Section 6.1(j): (i) at the Initial Closing and the Second Closing have the financial capacity to satisfy all of its payment obligations due at such applicable closing under this Agreement and the other documents, instruments and agreements to be entered into by it pursuant hereto, and (ii) (A) with respect to its debt financing, take all commercially reasonable efforts consistent with Section 5.16(a), and (B) with respect to its equity financing, take all necessary or advisable actions, in each case, to ensure that funds sufficient to permit Purchaser to pay the amounts required to be paid pursuant to Section 2.4 will be available on the Initial Closing Date and the Second Closing Date, as the case may be. Attached hereto as Schedule 4.7 are commitments to Purchaser for sufficient debt and equity financing which, subject to Section 6.1(j), will enable Purchaser to consummate the Transactions and fulfill all of its obligations in connection therewith; provided, that the conditions, in and of themselves, set forth in such commitments shall not be deemed conditions of Purchaser's obligations under this Agreement, and the conditions set forth in Section 6.1 shall constitute the only conditions to Purchaser's obligations to proceed with the Initial Closing.

          4.8    PUHCA and PURPA Regulation.    Purchaser is not a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of PUHCA. Purchaser's purchase and ownership of the Seller Interests (and resulting indirect ownership of interests in the Ref-Fuel Entities) will not (i) subject any Ref-Fuel Entity, or any other holder of an equity interests therein, or any of their Affiliates, to regulation under PUHCA, or (ii) cause any waste-to-energy facility held by a Project Partnership that now qualifies as a "qualifying cogeneration facility" or "qualifying small power production facility," in each case as defined under PURPA, to fail to qualify.

ARTICLE V

CERTAIN COVENANTS OF THE PARTIES

        5.1    Conduct of Business of the Ref-Fuel Entities Pending Closing.    From and after the date hereof and to and including the Initial Closing, in each case (i) to the extent within Seller's control, directly or indirectly, and not in violation of any Law or agreement or any fiduciary obligation of Seller to the Ref-Fuel Entities (as advised by counsel), (ii) except as may otherwise be specifically permitted by this Agreement or approved by Purchaser, which approval shall not be unreasonably conditioned, delayed or withheld, and (iii) except as set forth on Schedule 5.1:

          (a)   Ordinary Course. Seller shall not permit or authorize any Ref-Fuel Entity to (i) conduct its business other than in the ordinary course of business and consistent with such Ref-Fuel Entity's past practices or the Operating and Cap Ex Budgets, or permit such Ref-Fuel Entity to materially reduce its budgeted capital expenditures, delay such budgeted capital expenditures to a date after the Initial Closing Date, or delay the payment of accounts payable or other obligations, (ii) take any action not permitted under the then current operating and capital expenditure budget and business plan of such Ref-Fuel Entity included within the Operating and Cap Ex Budgets, with such changes as may be made from time to time in the ordinary course of business and changes that do not require consent of Seller or any of its Affiliates, (iii) incur new indebtedness for borrowed money, other than under or in respect of the Citibank Credit Agreement to the extent such incurrences are in accordance with the historical practice of the Ref-Fuel Entities or for current borrowing needs reasonably required for the operation of the Facilities, or enter into any material amendments or modifications to existing documents evidencing or entered into in connection with indebtedness for borrowed money, or to other material contracts or agreements to which any Ref-Fuel Entity is a party, or (iv) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, or enter into any closing or settlement agreement in respect of Taxes; provided, that notwithstanding the foregoing, Seller may permit any Ref-Fuel Entity to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Purchaser in writing of any such actions taken outside the ordinary course of business.

          (b)   Preservation of Business. Seller shall cause each Ref-Fuel Entity to use commercially reasonable efforts to preserve its business organization intact, to keep available to Purchaser the services of the present employees of such Ref-Fuel Entity (to the extent consistent with efficient and prudent management), to preserve for Purchaser the existing business relations with all parties having dealings with such Ref-Fuel Entity, and to cause each Facility to continue to be maintained and operated as a "Qualifying Facility" under PURPA; provided, however, that neither Seller nor any of its Affiliates shall have any obligation to make any capital contributions to or provide other financial assistance to any Ref-Fuel Entity other than to comply with contractual obligations (including, without limitation, the Equity Contribution Agreement).

          (c)   Certain Contracts with Seller. Seller shall not permit or authorize any Ref-Fuel Entity to enter into any contract or agreement with Seller, UAE or any of their respective Affiliates (other than contracts or transactions in the ordinary course of business and that are on arms-length terms) unless it is either not binding upon, or terminable at will by, the applicable Ref-Fuel Entity after the Initial Closing without further material liability.

          (d)   Employee Compensation Matters. Seller shall not permit any Ref-Fuel Entity to (i) except as permitted under clause (ii) below, enter into, adopt or amend (except as may be required by applicable Law), or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan, or increase, or enter into any contract, agreement, commitment or arrangement to increase, in any manner the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any director, officer or other employee of such Ref-Fuel Entity, except: (A) pursuant to existing contracts, agreements, arrangements, plans, policies or other binding legal commitments, (B) as required by Law, and (C) for normal increases, extensions, expansions, enhancements, amendments or adoptions in the ordinary course of business consistent with past practice that, individually or in the aggregate, do not result in a material increase in benefits or compensation expense to any Ref-Fuel Entity, (ii) enter into or amend any employment, severance or special pay arrangement with respect to any termination of employment or other similar contract, agreement, commitment or arrangement with any employee of any Ref-Fuel Entity other than in the ordinary course of business, including, without limitation, the Existing Employment Contracts, or (iii) terminate the employment of any employee subject to an Existing Employment Contract or listed on Schedule 5.1(d) other than for cause (as defined under the relevant employment contract or, for those employees without an employment contract, as defined under the Existing Employment Contracts).

          (e)   Access to Records. During normal business hours and upon reasonable notice, Seller shall give to Purchaser and its attorneys, accountants and consultants reasonable access to all properties, books, Tax Returns, contracts and records of each Ref-Fuel Entity, and furnish to Purchaser copies of documents and all information with respect to the affairs of each Ref-Fuel Entity as Purchaser shall reasonably request, including, without limitation, monthly management reports provided in the ordinary course of business. As soon as reasonably practicable after receipt thereof, Seller shall provide to Purchaser copies of the audited consolidated balance sheet of the ARC Entities as of December 31, 2002, and the related audited statements of operations, partners' capital and cash flows for the year then ended, including any restatement thereof prior to the Adjustment Time (the "Audited 2002 Financial Statements").

          (f)    Access to Management. Seller shall permit representatives of Purchaser to attend all quarterly management meetings of each Ref-Fuel Entity as an observer (without voting rights), and shall generally keep Purchaser informed as to all material matters involving the operations and businesses of the Ref-Fuel Entities. Seller shall authorize the appropriate directors, managers and employees of each Ref-Fuel Entity to discuss matters involving the operation and business of such Ref-Fuel Entity with representatives of Purchaser (in the presence of a representative of Seller).

          (g)   Environmental Investigations. During normal business hours and upon reasonable notice, Purchaser shall have the right, and Seller shall provide reasonable access to Purchaser, to conduct environmental and other due diligence investigations as to the businesses, operations and properties of each Ref-Fuel Entity at Purchaser's own expense, which investigations may include, but shall not be limited to, collection of information, audits of financial records, interviews with management, employees or other representatives of Seller or any Ref-Fuel Entity, and review of records of Governmental Authorities with respect to matters that Purchaser may determine in its sole discretion are necessary to be evaluated. Purchaser agrees to (i) notify Seller in advance of the need, if any, to conduct additional environmental site assessments and (ii) coordinate any such site assessments with Seller and with the management of the applicable Ref-Fuel Entity. Notwithstanding the foregoing, Purchaser shall not conduct any Phase II or other invasive site assessments, without (A) a reasonable basis therefor being evidenced from a Phase I site assessment, (B) the consent of Seller and (C) the consent of UAE.

          (h)   Financing Assistance. Seller shall use commercially reasonable efforts to provide assistance to Purchaser in Purchaser's efforts to obtain debt financing for the Transactions, such assistance to include the use of commercially reasonable efforts to (i) provide to prospective lenders (A) the access to information relating to the Ref-Fuel Entities granted to Purchaser under Section 5.1(e) (excluding access to properties, other than site visits to the three largest Facilities, which visits shall be subject to the execution of customary access agreements) and (B) the access to management of the Ref-Fuel Entities granted to Purchaser under the second sentence of Section 5.1(f), in each case subject to compliance with the terms of the Confidentiality Agreement, (ii) cause ARC's auditors to issue to such lenders "comfort" letters that are customary in financings like the financing sought by Purchaser, (iii) cause senior management of ARC and the Project Partnerships (A) to execute certificates and documents that are customary in financings like the financing sought by Purchaser, (B) to participate in Purchaser's financing "roadshow" and/or any prospective lender meetings, and (C) to assist in the preparation of confidential offering memoranda and bank presentations customary in financings like the financing sought by Purchaser, and (iv) permit the inclusion of the information provided pursuant to clause (i)(A) above, including, without limitation, the Audited 2002 Financial Statements and interim quarterly financial statements provided after the date of the Audited 2002 Financial Statements, in confidential offering memoranda and bank presentations customary in financings like the financing sought by Purchaser, provided, that in each case, Purchaser agrees to be solely responsible for, and to reimburse (y) Seller for any out-of-pocket costs and expenses reasonably incurred by Seller and (z) the Ref-Fuel Entities for any costs and expenses reasonably incurred by the Ref-Fuel Entities, in each case in connection with the assistance provided in this Section 5.1(h). Notwithstanding the foregoing, Seller shall not be required to pay or to agree to pay any fee or other amount, or agree to any reduction in the purchase price payable hereunder or any other amount payable to Seller or DCC, in order to assist Purchaser in connection with obtaining such debt financing.

        5.2    Confidentiality.

        (a)   Purchaser agrees that all information obtained by Purchaser pursuant to its due diligence investigation of Seller and the Ref-Fuel Entities, including, without limitation, information obtained prior to the date of this Agreement and information obtained pursuant to Sections 5.1(e), (f) and (g) above, is subject to the terms of the Confidentiality Agreement, dated as of May 6, 2002 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

        (b)   Seller agrees that for a period of two (2) years after the Initial Closing, the confidentiality provisions set forth in Sections 15.11(a) and 15.11(b) of the LLC Agreement, as in effect on the date hereof, shall continue to apply to Seller and its Confidentiality Affiliates (as defined therein). Such confidentiality provisions are incorporated herein by reference and shall apply to Seller mutatis mutandis.

        5.3    Access After Initial Closing.    With the agreement and cooperation (to the extent necessary) of UAE (which each of Seller and Purchaser agree to use commercially reasonable efforts to obtain), after the Initial Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives reasonable access, during normal business hours, to such information relating to the Ref-Fuel Entities as is reasonably necessary for operations, financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, the defense of any claim or assessment, or any other reasonable purpose communicated in writing to the other party. Such access shall include prompt written response to reasonable written inquiries of Seller or Purchaser, as the case may be, related to such financial reporting, accounting and Tax matters, cooperation in responding to audits and reports made by taxing authorities regarding the Ref-Fuel Entities and assisting the other party (including making its employees reasonably available) in defending any lawsuits or claims. Purchaser shall retain, or with the agreement and cooperation (to the extent necessary) of UAE (which Purchaser agrees to use commercially reasonable efforts to obtain), cause Duke/UAE to retain, the books and records of the Ref-Fuel Entities for a period ending on the later of (i) seven years after the Second Closing Date, and (ii) the date on which Taxes may no longer be assessed.

        5.4    Filings; Consents.

        (a)   Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions by the Initial Closing Date or the Second Closing Date, as applicable. In furtherance of, and not in limitation of, the foregoing, if required, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable after the date hereof, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Seller and Purchaser acknowledge that under the current structure of the Transactions, no filing is required under the HSR Act. In addition, subject to the provisions hereinafter set forth in this Section 5.4(a), each of Seller and Purchaser shall use commercially reasonable efforts to (i) (A) make all appropriate filings and submissions with any Governmental Authority that may be necessary, proper or advisable under applicable Laws or regulations in respect of any of the Transactions, including, without limitation, filings with FERC, (B) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (C) promptly inform the other party of any communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions and (D) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, and (ii) obtain the Seller Consents (including, without limitation, the consent required under the DBA License) and the Purchaser Consents, as the case may be. Seller agrees to provide promptly to Deutsche Babcock Anlagen GmbH and Fisia Babcock Environment GmbH the written notice required pursuant to Sections 3.11.4 and 4.3.2 of the DBA License. With respect to any filings to be made under this

Agreement with FERC to secure the authorization and approval from FERC for the disposition to Purchaser of the Seller Interests insofar as they relate to the Project Partnerships, Seller shall be responsible for submitting such filing (which shall be styled as a joint application by Seller and Purchaser), and Purchaser and Seller shall cooperate concerning the preparation of such filing and FERC's review of and actions in connection with such filing. As soon as practicable following the execution of this Agreement, (y) Seller shall submit an Application for an Applicability Determination to the New Jersey Department of Environmental Protection ("NJDEP") pursuant to N.J.A.C. 7:26B-2.2 to seek to obtain a written determination (a "Letter of Nonapplicability") from the NJDEP of the nonapplicability of the provisions of the New Jersey Industrial Site Recovery Act, N.J.S.A. § 13:IK-6 et seq. and regulations promulgated thereunder (collectively, "ISRA") to the Transactions, and (z) Purchaser and Seller agree to jointly make appropriate filings to receive any required approvals of the New Jersey Department of Environmental Protection for the Transactions under the Solid Waste Utility Control Act (N.J.S.A. 48:13A-1 et seq.) or other applicable provisions of Title 48 of the New Jersey Statutes. In the event that Purchaser or any Affiliate of Purchaser (including DLJMB or any Affiliate of DLJMB), at any time prior to the Initial Closing, acquires, or enters into a binding agreement to acquire, directly or indirectly, by means of a sale, merger or any similar transaction, all or any part of UAE's interest in Duke/UAE, ARC or Essex (a "UAE Transaction"), Seller and Purchaser agree to cooperate with UAE in UAE's filing of an Application for Applicability Determination with respect to such transaction and to use commercially reasonable efforts to obtain such a Letter of Nonapplicability; provided, that Seller shall not be required to pay or to agree to pay any fee or other amount, or agree to any reduction in the purchase price payable hereunder or any other amount payable to Seller or DCC, in order to obtain such Letter of Nonapplicability. In the event that Seller obtains a Letter of Nonapplicability for the Transactions, Purchaser agrees to cause any Affiliate entering into a UAE Transaction not to close the UAE Transaction prior to, or simultaneously with, the Initial Closing, unless Seller has received an indemnity, in form and substance reasonably satisfactory to it, for any costs of compliance with ISRA in excess of $500,000.

        (b)   In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Law, each of Purchaser and Seller shall cooperate in all respects with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Sections 8.1(c)(ii) so long as such party has complied in all material respects with its obligations under this Section 5.4.

        (c)   Purchaser and Seller agree to use commercially reasonable efforts to make an initial joint filing with FERC seeking approval under Section 203 of the FPA for the Transactions as contemplated by Section 5.4(a) (the "Initial 203 Filing") as soon as practicable after the date hereof, but in no event later than March 26, 2003. If on or before the filing of the Initial 203 Filing, either Purchaser or Seller provides the other party with new information (i.e., information that has not been provided to the parties as of the date hereof) that such other party reasonably determines would be required to be included in the Initial 203 Filing and the inclusion of such information in the Initial 203 Filing would reasonably be expected to (i) result in any delay beyond the Termination Date in obtaining a determination from FERC in respect of the Initial 203 Filing, or (ii) raise materially the risk of FERC not granting approval for the Transactions under Section 203 of the FPA, the nondisclosing party may terminate this Agreement by written notice to the disclosing party within two Business Days of receipt of such new information (in which event, notwithstanding anything to the contrary contained herein, neither Seller nor Purchaser shall have any liability to the other party under this Agreement).

        5.5    Consummation of Agreement.    Each of Seller and Purchaser shall use commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated in accordance with the terms of this Agreement. Neither Seller nor Purchaser shall take any action or fail to take any commercially reasonable action if such action or failure would reasonably be expected to cause the representations or warranties of the other party contained in this Agreement to become false. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of Purchaser or Seller, that would materially delay or prevent fulfillment of the conditions to the obligations of any party hereto to consummate the Transactions, Purchaser and Seller will use their respective commercially reasonable and good faith efforts to cure or minimize the same as expeditiously as possible.

        5.6    Public Announcements.    Seller shall not, without the prior consent of Purchaser, and Purchaser shall not, without the prior consent of Seller, which consents shall not be unreasonably withheld, conditioned or delayed, issue any press release or make any public statement with respect to this Agreement or the Transactions, except as may be required by applicable Law or any rules or regulations of, or listing agreement with, any securities exchange; provided, however, that such party shall have notified and consulted with the other party prior to making any such required disclosure.

        5.7    Disclosure Schedules.    Contemporaneously with the execution and delivery of this Agreement, Seller shall deliver to Purchaser, and Purchaser shall deliver to Seller, the disclosure schedules referred to in this Agreement respectively as "Seller's Disclosure Schedule" and "Purchaser's Disclosure Schedule". Each of Seller and Purchaser shall have the right to amend or supplement Seller's Disclosure Schedule or Purchaser's Disclosure Schedule, as the case may be, from time to time in writing prior to the Initial Closing by written notice to the other; provided, that in the event any such amendment or supplement is delivered within five (5) Business Days of the then scheduled Initial Closing Date, the Initial Closing Date shall be delayed by the number of days necessary to provide the non-disclosing party with the five (5) Business Day termination period set forth in the following sentence unless the non-disclosing party waives such extension pursuant to Section 11.8. Within five (5) Business Days after notice is given to Purchaser or Seller, as the case may be, pursuant to the preceding sentence, each of Purchaser and Seller shall have the right, by providing written notice to the other, to terminate this Agreement solely in the event that the amendments and supplements to Seller's Disclosure Schedule or Purchaser's Disclosure Schedule, as the case may be, disclosed through such date, shall have disclosed, individually or in the aggregate, matters or information of a kind and nature that, if disclosed as new matters or information under Section 6.1(a) or 6.2(a), as the case may be, would entitle Purchaser or Seller, as the case may be, to have the right to not consummate the Transactions, without giving effect to clause (ii) of the second sentence of Section 6.1(a) and clause (ii) of the second sentence of Section 6.2(a), as applicable (a "Material Disclosure"). If the amendments and supplements to Seller's Disclosure Schedule or Purchaser's Disclosure Schedule, as the case may be, made pursuant to this Section 5.7 relate to or result from any facts or circumstances that were not disclosed on the date of this Agreement due to the error of the disclosing party, the disclosing party, to the extent required pursuant to Article IX, shall remain liable (subject to the limitations set forth in Article IX) to the other party for any Losses that result from the information and matters disclosed in such amendments or supplements to the applicable disclosure schedule; provided, that if the disclosing party discloses matters or information of a kind and nature that would constitute, individually or in the aggregate as of the applicable disclosure date, a Material Disclosure, the disclosing party shall not be liable in any respect for such breach if the other party does not terminate this Agreement pursuant to the foregoing sentence. If the amendments and supplements to Seller's Disclosure Schedule or Purchaser's Disclosure Schedule made pursuant to this Section 5.7 relate to or result from any facts or circumstances, the failure of which to disclose as of the date of this Agreement was not due to the error of the disclosing party, Seller's Disclosure Schedule or Purchaser's Disclosure Schedule, as the case may be, shall be deemed to be amended and supplemented, as of the date of this Agreement and for all purposes under this Agreement (including, without limitation, Section 6.1(a), Section 6.2(a) and Article IX) by the

written notice provided by Seller or Purchaser, as the case may be, unless the other party terminates this Agreement pursuant to the third sentence of this Section 5.7; provided, that (i) if such amendments and supplements disclose facts or circumstances that in the aggregate constitute Losses in excess of $10,000,000 but less than $20,000,000 (excluding any Loss related to a Material Disclosure), then the Recovery Threshold in Section 9.4(c) shall be reduced by one hundred percent (100%) of the amount of such excess, and (ii) if such amendments and supplements disclose facts or circumstances that in the aggregate constitute Losses of at least $20,000,000 but less than $30,000,000 (excluding any Loss related to a Material Disclosure) then the Recovery Threshold in Section 9.4(c) shall be reduced by fifty percent (50%) of such excess (plus the $10,000,000 reduction that would be required pursuant to the immediately preceding clause (i)). By way of example only, if Seller discloses three new separate facts or circumstances, each constituting Losses of $6,000,000 at three separate Project Partnerships, and one new fact or circumstance constituting a Loss of $11,000,000 at a fourth Project Partnership (in each case not disclosed due to the error of Seller), and Purchaser does not terminate this Agreement pursuant to this Section 5.7 on account of the aforesaid $11,000,000 Loss, Seller's Disclosure Schedule shall automatically be updated for all purposes of this Agreement for, and with respect to, the $11,000,000 Loss (as Purchaser could have chosen to terminate this Agreement due to such Loss but decided to consummate the Transactions despite its ability to terminate this Agreement pursuant to this Section 5.7) and Seller's Disclosure Schedule shall be deemed updated with respect to all $18,000,000 worth of the remaining Losses, with $8,000,000 of such remaining Losses applied to reduce the Recovery Threshold in Section 9.4(c).

        5.8    Indemnification of Directors, Members and Officers.    With the agreement and cooperation (to the extent necessary) of UAE, which Purchaser agrees to use commercially reasonable efforts to obtain:

          (a)   From and after the Initial Closing, for so long as Purchaser directly or indirectly holds any Membership Interest in Duke/UAE, Purchaser shall use its commercially reasonable efforts (a) cause each Ref-Fuel Entity to honor its obligations to indemnify and advance defense costs to each present and former director, member or officer of such Ref-Fuel Entity pursuant to, and subject to any limitations set forth in, its applicable Charter Documents with respect to acts or omissions occurring on or prior to the Second Closing Date, and (b) not permit any Charter Documents of any Ref-Fuel Entity to be amended for a period of six (6) years in a manner that adversely affects the indemnification rights of present and former directors, members and officers of such Ref-Fuel Entity with respect to acts or omissions occurring on or prior to the Second Closing Date, except as required by applicable Law.

          (b)   From the Initial Closing until six (6) years thereafter, for so long as Purchaser directly or indirectly holds any Membership Interest in Duke/UAE, Purchaser shall use its reasonable commercial efforts to cause the Ref-Fuel Entities to maintain in effect, if available, the directors' and officers' liability insurance policies maintained by the Ref-Fuel Entities (provided that the Ref-Fuel Entities may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring on or prior to the Initial Closing.

          (c)   In the event that any Ref-Fuel Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Ref-Fuel Entity, as the case may be, shall assume the obligations set forth in this Section 5.8.

        5.9    Credit Support Obligations.    Schedule 5.9 attached hereto describes the parental support and guaranty obligations of DCC and its Affiliates in respect of any Ref-Fuel Entity (the "Credit Support Obligations"). Purchaser hereby agrees to cause DCC and its Affiliates to be fully and unconditionally released from any and all liability in respect of the Equity Contribution Agreement at or prior to the

Initial Closing. All costs and expenses incurred after the date of this Agreement of or in connection with obtaining the release of DCC or any of its Affiliates from the Equity Contribution Agreement, including fees and expenses of outside counsel and the cost, liability and risk of any letter of credit, insurance policy or other credit support obtained by or on behalf of Purchaser or any of the Ref-Fuel Entities shall be the responsibility of Purchaser.

        5.10    Voting Rights.    At the Initial Closing, Subsidiary 2 shall execute and deliver to Purchaser a voting rights agreement, in form and substance reasonably satisfactory to Purchaser (the "Voting Rights Agreement"), providing that, from the Initial Closing to the earlier of (i) termination of this Agreement pursuant to Section 8.1 and (ii) the Second Closing, Purchaser may exercise any voting rights of Subsidiary 2 under the LLC Agreement and the other organizational documents of the Ref-Fuel Entities; provided, however, that such agreement shall in no way (x) be exercised to disproportionately and adversely affect the economic interests of Subsidiary 2 as compared with the other members of Duke/UAE or (y) be exercised to amend the provisions relating to an "Adverse PUHCA Event" or an "Adverse QF Event" in the LLC Agreement in a manner that could reasonably be expected to adversely affect Subsidiary 2 or any of its Affiliates.

        5.11    Use of Seller Affiliate Marks.

        (a)   Except to the extent otherwise provided in Section 5.11(b), Purchaser shall not acquire, nor shall either Company or any Ref-Fuel Entity retain, reserve, or hold, any rights or licenses to, any Proprietary Rights containing, referencing or otherwise pertaining to the words, marks or names "Duke Energy," "Duke," or any derivatives or variations thereof or any names, service marks, trade names, designs, trade dress, or logos confusingly similar thereto (collectively, the "Seller Marks"). Within fifteen (15) days after the Initial Closing (and with respect to Subsidiary 2, within fifteen (15) days after the Second Closing), Purchaser will cause each Company and, with the agreement and cooperation (to the extent necessary) of UAE (which Purchaser agrees to use commercially reasonable efforts to obtain), each Ref-Fuel Entity, to amend its Charter Documents to the extent necessary to remove the Seller Marks from the name of such Company and such Ref-Fuel Entity. Except to the extent otherwise provided in Section 5.11(b), as soon as reasonably practicable after the Initial Closing, and with respect to Subsidiary 2, the Second Closing (but in any event, not later than thirty (30) days thereafter), Purchaser shall cause each Company and, with the agreement and cooperation (to the extent necessary) of UAE (which Purchaser agrees to use commercially reasonable efforts to obtain), each Ref-Fuel Entity, (i) to remove all trademarks, service marks, trade names, slogans, domain names, logos, symbols, and trade dress including the Seller Marks from the properties and assets (including all signage, equipment, training materials and software) of each Company and each Ref-Fuel Entity, and (ii) otherwise to cease all use of the Seller Marks or any other terms that are confusingly similar thereto.

        (b)   To the extent that any Seller Marks are used by a Company or a Ref-Fuel Entity in operating its business on stationery, signage, equipment, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials (collectively, the "Marked Materials"), then, effective as of the Initial Closing (and with respect to Subsidiary 2, the Second Closing), Seller will grant to each Company and each Ref-Fuel Entity, pursuant to an agreement to be executed and delivered at the Initial Closing (and with respect to Subsidiary 2, the Second Closing), a non-exclusive, non-transferable limited license to use any such Marked Materials for a period not to exceed thirty (30) days after the Initial Closing (and with respect to Subsidiary 2, the Second Closing) solely and exclusively for its own internal use, consistent with the past practices of the Companies and the Ref-Fuel Entities in operating the businesses of the Companies and the Ref-Fuel Entities; provided that, with the agreement and cooperation (to the extent necessary) of UAE (which Purchaser agrees to use commercially reasonable efforts to obtain), (i) each such Company or Ref-Fuel Entity shall not without the prior written consent of Seller use such Marked Materials in any other manner during such time; and (ii) Purchaser shall, during such thirty (30) day period, cause each Company and each Ref-Fuel Entity not to use any Marked Materials (other than signage on equipment and on training materials or software for internal use only) without first crossing out or marking over such Seller Marks or otherwise clearly indicating on such Marked Materials that such Company or Ref-Fuel Entity is no longer an Affiliate of Seller. After the Initial Closing (and with respect to Subsidiary 2, the Second Closing), Purchaser shall, with the agreement and cooperation (to the extent necessary) of UAE (which Purchaser agrees to use commercially reasonable efforts to obtain), cause each Company and each Ref-Fuel Entity not to reorder any Marked Materials.

        5.12    Casualty.    If any material assets of the Ref-Fuel Entities are damaged or destroyed by casualty loss prior to the Initial Closing Date, and the cost of restoring the damaged or destroyed assets to a condition reasonably comparable to their prior condition is greater than $10,000,000 but does not exceed $30,000,000 (as estimated by a qualified firm reasonably acceptable to Purchaser and Seller), Seller may elect to reduce the amount of the Base Purchase Price by fifty percent (50%) of the estimated cost of such restoration (as estimated by a qualified firm reasonably acceptable to Purchaser and Seller), after giving effect to any insurance proceeds available therefor, and proceed to the Initial Closing. If Seller does not make such an election, Purchaser may elect to terminate this Agreement. If the cost of restoration is in excess of $30,000,000 (as estimated by a qualified firm reasonably acceptable to Purchaser and Seller), either Seller or Purchaser may elect to terminate this Agreement. Notwithstanding anything else to this Agreement to the contrary, if the cost of the restoration is $10,000,000 or less, (i) neither Purchaser nor Seller shall have the right or option to terminate this Agreement and (ii) there shall be no reduction in the amount of the Base Purchase Price.

        5.13    Condemnation.    If any material assets of the Ref-Fuel Entities are taken by condemnation prior to the Initial Closing Date, and such assets have a condemnation value greater than $10,000,000 but do not have a condemnation value in excess of $30,000,000 (as estimated by the offer of condemnation by the applicable Governmental Authority), Seller may elect to reduce the Base Purchase Price by fifty percent (50%) of such condemnation value (less the amount of any condemnation award), and proceed to the Initial Closing. If Seller does not make such an election, Purchaser may elect to terminate this Agreement. If the taken assets have a condemnation value in excess of $30,000,000 (as estimated by the offer of condemnation by the applicable Governmental Authority), either Seller or Purchaser may elect to terminate this Agreement. Notwithstanding anything else to this Agreement to the contrary, if the cost of the restoration is $10,000,000 or less, (i) neither Purchaser nor Seller shall have the right or option to terminate this Agreement and (ii) there shall be no reduction in the amount of the Base Purchase Price.

        5.14    Additional Regulatory Matters.

        (a)   Other than pursuant to this Agreement, on, from and after the date of this Agreement to and through the Initial Closing, Purchaser shall not, nor shall it permit any Affiliate to, acquire, enter into a binding agreement to acquire, or encourage or facilitate a third Person to acquire, directly or indirectly, any interest in the Ref-Fuel Entities, or in each case seek any FERC approval related thereto; provided, that an Affiliate of Purchaser (including DLJMB or any Affiliate of DLJMB) may, directly or indirectly, acquire, or enter into a binding agreement to directly or indirectly acquire, any direct or indirect interest in or of UAE, including UAE's interest in the Ref-Fuel Entities, on or before July 31, 2003, so long as all FERC filings required with respect to any such acquisition are filed on or prior to July 31, 2003. Purchaser agrees to deliver to Seller all information regarding Purchaser and its Affiliates necessary to make any required filing with FERC for the Transactions within five (5) Business Days after the date hereof.

        (b)   Except for those matters disclosed to Seller as of the date hereof by Purchaser and its Affiliates in connection with Seller's preparation of the joint FERC filing in connection with the Transactions, on, from and after the date of this Agreement to and through the Initial Closing, Purchaser shall not, nor shall it permit any of DLJMB, Highstar, or any of their direct or indirect subsidiaries to, acquire or agree to acquire by merger or consolidation or similar transaction with, or by purchasing a substantial portion of the assets of (including, without limitation, electric generation, electric transmission or natural gas pipeline assets) or equity in, any business or any corporation, partnership, association or other business organization or division thereof, or engage in any business, if such transaction or business would reasonably be expected to result in any delay beyond the Termination Date in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of FERC necessary to consummate the Transactions; provided, that an Affiliate of Purchaser (including DLJMB or any Affiliates of DLJMB) may, directly or indirectly, acquire or enter into a binding agreement to directly or indirectly acquire, any direct or indirect interest in or of UAE, including UAE's interest in the Ref-Fuel Entities, on or before July 31, 2003, so long as all FERC filings required with respect to such acquisition are filed on or prior to July 31, 2003.

        5.15    Subsidiary 2.    Until such time as Purchaser acquires the Seller Interests in Subsidiary 2, Seller shall not permit Subsidiary 2 to acquire any assets, incur any liabilities (other than immaterial liabilities such as franchise taxes), hire any employees or otherwise engage in any active business or operations or take any actions of any nature whatsoever (other than the receipt of distributions from Duke/UAE in accordance with the LLC Agreement and the distribution thereof to Seller, and other than to take those limited actions necessary to comply with its obligations hereunder); it being agreed that the sole and continuing purpose of Subsidiary 2 shall be to passively hold its Membership Interest in Duke/UAE; and Seller shall not, and shall not permit there to be incurred, any Lien of any nature on the Seller Interests in Subsidiary 2 (other than Liens arising from the acts of Purchaser or its Affiliates and Liens in favor of Purchaser arising under this Agreement or the Voting Rights Agreement). Prior to the Initial Closing and subject to the following proviso, Seller shall cause Subsidiary 2 to be a bankruptcy remote special purpose entity meeting the primary legal criteria established by Standard & Poor's Rating Services, a division of the McGraw Hill Company, Inc.; provided, that Subsidiary 2 shall not be required to maintain separate accounts or financial statements. At the Initial Closing, Seller shall grant to Purchaser a security interest in the Seller Interests in Subsidiary 2 to secure Seller's obligations with respect to the Second Closing, such security interest to be in form and substance reasonably satisfactory to Purchaser.

        5.16    Financing Matters.

        (a)   Purchaser agrees to use commercially reasonable efforts to close on its "Senior Secured Notes" or "Bridge Loans" (each as defined in the Commitment Letter) in order to finance the Transactions (in escrow, the release of which is conditioned solely on the consummation of the Initial Closing, or otherwise) as soon as practicable following the date of this Agreement, including, without limitation, by using commercially reasonable efforts to prepare for the syndication and/or placement of such debt; provided, that until the closing of the refinancing of the Citibank Credit Agreement meeting the Refinance Condition, Purchaser shall not be required to undertake a "roadshow" or otherwise market or close on such debt financing.

        (b)   In the event that Purchaser provides written notice (the "Market-Out Notice") to Seller that the condition set forth in Section 6.1(j) is not satisfied solely because the Market-Out Condition is unsatisfied (which notice Purchaser agrees to provide as soon as practicable following such failure), Seller may elect, by providing written notice to Purchaser within ten (10) Business Days following receipt of the Market-Out Notice, (i) to terminate this Agreement (in which event neither Seller nor Purchaser shall have any liability to the other party under this Agreement), or (ii) to require Purchaser to continue to use its commercially reasonable efforts to obtain its debt financing pursuant to this Section 5.16 until the earlier of (A) sixty (60) days after the date on which Seller receives the Market-Out Notice and (B) September 30, 2003.

ARTICLE VI

CONDITIONS TO INITIAL CLOSING

        6.1    Conditions Precedent to Obligations of Purchaser.    The obligations of Purchaser to proceed with the Initial Closing hereunder are subject to the fulfillment prior to or at the Initial Closing of the following conditions (any one or more of which may be waived, in accordance with Section 11.8, in whole or in part by Purchaser at its option and in its sole discretion):

          (a)    Bring-down of Representations and Warranties.    Subject to the next sentence of this Section 6.1(a), the representations and warranties of Seller contained in Article III shall be true and correct as of the Initial Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (unless any such representations and warranties are, in accordance with their terms, made only at a stated date (without giving effect to the date references in the preamble to Article III), in which case, such representations and warranties shall have been true and correct as of the date originally made). For purposes of the preceding sentence, (i) all representations and warranties of Seller contained in Article III which are qualified as to "materiality" or a "Material Adverse Effect" shall be true in all respects, and those not so qualified shall be true and correct in all material respects, and (ii) Seller's Disclosure Schedule shall be deemed to be updated to the extent provided in Section 5.7 for purposes of determining whether any representations or warranties are true and correct. In addition to and not in limitation of the foregoing, the representations and warranties of Seller contained in Article III qualified by "materiality" or Material Adverse Effect (excluding, for purposes of this sentence, any "materiality" or "Material Adverse Effect" qualifiers contained therein, other than the Permanent Materiality Qualifiers), shall be true and correct as of the Initial Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (unless any such representations and warranties are, in accordance with their terms, made only at a stated date (without giving effect to the date references in the preamble to Article III), in which case, such representations and warranties shall have been true and correct as of the date originally made), except for any misrepresentations or breaches of warranties that, individually or in the aggregate, would reasonably be expected to cause a Loss or Losses of less than Thirty Million Dollars ($30,000,000). Purchaser shall have received a certificate, dated the Initial Closing Date, with respect to the matters covered by this Section 6.1(a), signed by a duly authorized officer of Seller.

          (b)    Performance and Compliance.    Seller shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Initial Closing in all material respects, and Purchaser shall have received a certificate, dated the Initial Closing Date, to such effect signed by a duly authorized officer of Seller.

          (c)    Orders.    No Order of any Governmental Authority shall be in effect that restrains or prohibits the Transactions, nor shall there be pending any action or proceeding by or before any Governmental Authority, that, if decided adversely to Seller, Subsidiary 3, any Ref-Fuel Entity, or Purchaser, would make the consummation of the Transactions illegal or would otherwise prevent the consummation of the Transactions.

          (d)    Approvals.    Seller's execution and delivery of this Agreement and the consummation of the Transactions shall have been approved by all Governmental Authorities whose approvals are required by Law, except for any such approvals that would not, individually or in the aggregate, reasonably be expected to materially impede Purchaser's, Seller's or Subsidiary 3's ability to consummate the Transactions or operate the Facilities consistent with past practice in all material respects; provided, that the failure to obtain an approval that is reasonably required for a valid transfer of the Seller Interests shall be deemed to materially impede Purchaser's, Seller's and

  Subsidiary 3's ability to consummate the Transactions for purposes of this Section 6.1(d). Without limiting the foregoing, the approvals of Governmental Authorities and the other third Person consents described on Schedule 6.1(d) (collectively, the "Seller Required Consents") shall have been obtained.

          (e)    HSR Act Filings.    All filings, if any, required by any Person under the HSR Act with respect to the Transactions shall have been made, all applicable waiting periods with respect thereto shall have expired or otherwise been terminated, and no action shall have been taken or threatened by DOJ or FTC challenging or seeking to challenge the Transactions (except for such challenges that have been resolved).

          (f)    Assignments.    Purchaser shall have received from Seller evidence, in form and substance reasonably satisfactory to it, of (i) the assignment by Seller of (A) forty-nine and eight-tenths percent (49.8%) of the outstanding Membership Interests in Duke/UAE to Subsidiary 1 and (B) two-tenths of one percent (0.2%) of the outstanding Membership Interests in Duke/UAE to Subsidiary 2, and (ii) the sale by Seller of all of the Seller Interests in Subsidiary 1 to Subsidiary 3.

          (g)    ISRA.    Purchaser shall have received either (i) a Letter of Nonapplicability from the NJDEP indicating that ISRA does not apply to the Transactions or (ii) evidence reasonably satisfactory to Purchaser that Seller shall bear the cost of any required compliance with ISRA due to the Transactions (subject to any indemnity required pursuant to Section 5.4(a)); provided, that in the event that Seller delivers to Purchaser an initial Letter of Nonapplicability with respect to the Transactions, this condition shall be deemed satisfied whether or not any UAE Transaction would cause the Transactions to be subject to ISRA.

          (h)    Essex Credit Support Fee Agreement.    Seller shall have delivered to Purchaser the Essex Credit Support Fee Agreement executed by DCC and the related escrow agreement provided for thereunder.

          (i)    Seller Deliverables.    As of the Initial Closing Date, Purchaser shall have received from Seller the following documents:

              (i)  certificates of existence of Seller, Subsidiary 3, each Company, Duke/UAE, ARC and each Project Partnership that is not a general partnership from, their states of incorporation, organization or formation;

             (ii)  a true and complete copy of the certificate of incorporation, certificate of limited partnership or certificate of organization or formation, as applicable, of Seller, Subsidiary 3, each Company, Duke/UAE, ARC and each Project Partnership that is not a general partnership, and all amendments thereto, certified by each such entity's state of incorporation, organization or formation;

            (iii)  a true and complete copy of the bylaws or operating agreement of Seller, Subsidiary 3, and each Company, as applicable, and all amendments thereto, certified by each such entity's Secretary or other duly authorized officer;

            (iv)  a certificate from the Secretary or other duly authorized officer of Seller, Subsidiary 3, and each Company, that its certificate of incorporation or certificate of formation has not been amended since the date of the applicable certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect the corporate or other existence of Seller, Subsidiary 3 or either Company, as applicable;

             (v)  a true and complete copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, and all agreements, instruments and documents to be delivered by Seller in connection herewith and the Transactions, certified by its Secretary;

            (vi)  a true and complete copy of the resolutions of the board of directors of Subsidiary 3 authorizing the execution, delivery and performance of all agreements, instruments and documents to be delivered by Subsidiary 3 in connection with this Agreement and the Transactions, certified by its Secretary;

           (vii)  a certificate from the Secretary of Seller as to the incumbency and signatures of its officers who will execute and deliver documents at the Initial Closing or who have executed and delivered this Agreement;

          (viii)  an Assignment Agreement related to the Seller Interests in Subsidiary 1;

            (ix)  the Voting Rights Agreement;

             (x)  a properly executed statement of Seller conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2), which statement shall be dated as of the Initial Closing Date;

            (xi)  a regulatory opinion of LeBoeuf, Lamb, Greene & MacRae L.L.P. in a form reasonably acceptable to Seller and Purchaser;

           (xii)  opinions of outside counsel to Seller, substantially in the form of the opinion attached hereto as Exhibit C; and

          (xiii)  such other documents and certificates as Purchaser may have reasonably requested in connection with the consummation of the Transactions.

          (j)    (i) CSFB is ready, willing (taking into account CSFB waiving any unsatisfied conditions to its performance under the Commitment Letter) and able to provide the financing committed under the Commitment Letter, (ii) Purchaser shall have previously closed on at least $185,000,000 in principal amount of its debt financing for the Transactions (in escrow (the release of which is conditioned solely on the Initial Closing and such other conditions that have been satisfied or waived) or otherwise), or (iii) Purchaser shall have received the financing assistance under Section 5.1(h) sufficient to enable it to obtain the debt financing contemplated under Section 5.16(a), and all of the following conditions shall have been satisfied:

            (A)  the absence of a material disruption or material adverse change in the financial or capital markets generally or in the market for new issuances of leveraged loans or high yield securities which could in the reasonable judgment of CSFB be expected to materially impair the satisfactory syndication of the "Bridge Loans" or the placement of the "Senior Secured Notes" (each as defined in the Commitment Letter) (the "Market-Out Condition");

            (B)  the Citibank Credit Agreement shall have been refinanced, replaced or restated on terms and conditions not worse than the following:

               (I)  the debt resulting from the refinancing, replacement or restatement of the Citibank Credit Agreement (the "Refinancing Indebtedness") shall be comprised of funded indebtedness (the "Funded Debt") not in excess of $275,000,000 and a revolving credit facility, not in excess of $75,000,000, undrawn (excluding letters of credit for which no reimbursement obligations are outstanding) at the time of the closing of the Refinancing Indebtedness;

              (II)  the maximum annual debt service (defined as principal repayment plus interest costs) for the Funded Debt shall not exceed the annual caps listed on Schedule 6.1(j)(iii)(B)(II);

            (III)  the weighted average interest rate (excluding any arrangement, placement, upfront, commitment, unused or similar fees) of the Funded Debt shall not exceed eight percent (8%) per annum; and

            (IV)  the Refinancing Indebtedness shall permit ARC to declare or pay any distribution, provided that the recourse cash flow coverage ratio for the four consecutive fiscal quarters most recently completed is at least 1.85:1.0 (calculated in accordance with the cash flow coverage ratio in the Citibank Credit Agreement);

  (the condition set forth in this clause (B), the "Refinance Condition"); and

            (C)  the Consolidated Proportionate Leverage Ratio shall be less than 5.9:1.0.

        6.2    Conditions Precedent to Obligations of Seller.    The obligations of Seller to proceed with the Initial Closing hereunder are subject to the fulfillment prior to or at the Initial Closing of the following conditions (any one or more of which may be waived, in accordance with Section 11.8, in whole or in part by Seller at its option and in its sole discretion):

          (a)    Bringdown of Representations and Warranties.    Subject to the next sentence of this Section 6.2(a), the representations and warranties of Purchaser contained in Article IV shall be true and correct as of the Initial Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (unless such representations and warranties are, in accordance with their terms, made only at a stated date (without giving effect to the date references in the preamble to Article IV), in which case such representations and warranties shall have been true and correct as of the date originally made). For purposes of this Section 6.2(a), (i) all representations and warranties of Purchaser contained in Article IV which are qualified as to "materiality" or a "Material Adverse Effect" shall be true in all respects, and those not so qualified shall be true and correct in all material respects, and (ii) Purchaser's Disclosure Schedule shall be deemed to be updated to the extent provided in Section 5.7 for purposes of determining whether any representations or warranties are true and correct. Seller shall have received a certificate, dated the Initial Closing Date, with respect to the matters covered by this Section 6.2(a), signed by a duly authorized officer of Purchaser.

          (b)    Performance and Compliance.    Purchaser shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Initial Closing in all material respects, and Seller shall have received a certificate, dated the Initial Closing Date, to such effect signed by an authorized officer of Purchaser.

          (c)    Initial Closing Payments.    Purchaser shall have delivered to Subsidiary 3, by wire transfer of immediately available funds to a bank account designated by Seller, the payment required pursuant to Section 2.4(a) and the initial Five Hundred Thousand Dollar ($500,000) payment required to be paid at the Initial Closing pursuant to the Essex Credit Support Fee Agreement.

          (d)    Orders.    No Order of any Governmental Authority shall be in effect that restrains or prohibits the Transactions, nor shall there be pending, any action or proceeding by or before any Governmental Authority, that, if decided adversely to Seller, the Companies, any Ref-Fuel Entity, or Purchaser would make the consummation of the Transactions illegal or would otherwise prevent the consummation of the Transactions.

          (e)    Approvals.    Purchaser's execution and delivery of this Agreement and consummation of the Transactions shall have been approved by all Governmental Authorities whose approvals are required by Law except for any such approvals that would not, individually or in the aggregate, be reasonably expected to materially impede Purchaser's, Seller's or Subsidiary 3's ability to consummate the Transactions; provided, that the failure to obtain an approval that is reasonably required for a valid transfer of the Seller Interests shall be deemed to materially impede Purchaser's, Seller's and Subsidiary 3's ability to consummate the Transactions for purposes of this Section 6.2(e). Without limiting the foregoing, the approvals of Governmental Authorities and the other third Person consents described on Schedule 6.2(e) (collectively, the "Purchaser Required Consents") shall have been obtained.

          (f)    HSR Act Filings.    All filings, if any, required by any Person under the HSR Act with respect to the Transactions shall have been made, all applicable waiting periods with respect thereto shall have expired or otherwise been terminated, and no action shall have been taken or threatened by DOJ or FTC challenging or seeking to challenge the Transactions (except for such challenges that have been resolved).

          (g)    Equity Contribution Agreement.    Prior to the Initial Closing, DCC shall have been fully and unconditionally released from all of its Credit Support Obligations under the Equity Contribution Agreement pursuant to a release document satisfactory to Seller.

          (h)    Essex Credit Support Fee Agreement.    Purchaser shall have executed and delivered to DCC the Essex Credit Support Fee Agreement, and the related escrow agreement provided for thereunder, and caused Highstar, DLJMB and their respective Affiliates (only to the extent applicable) to have executed the related subordination agreement with respect to payment of management and similar fees by Purchaser to Highstar, DLJMB or any of their respective Affiliates.

          (i)    ISRA.    Seller shall have received either (i) Letter(s) of Nonapplicability from the NJDEP indicating that ISRA does not apply to the Transactions under the facts applicable at the Initial Closing, or (ii) evidence reasonably satisfactory to Seller that the cost of Seller's compliance with ISRA shall not exceed Five Hundred Thousand Dollars ($500,000).

          (j)    Purchaser Deliverables.    As of the Initial Closing Date, Seller shall have received from Purchaser the following documents:

            (i)    a certificate of existence of Purchaser from the state of its formation;

            (ii)   a true and complete copy of the certificate of formation of Purchaser and all amendments thereto certified by its state of formation;

            (iii)  a true and complete copy of the operating agreement of Purchaser certified by a duly authorized officer of Purchaser;

            (iv)  a certificate from a duly authorized officer of Purchaser that its certificate of formation has not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above, that would adversely affect Purchaser's existence;

            (v)   a true and complete copy of the resolutions of the governing body of Purchaser authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered by Purchaser in connection herewith, and the Transactions, certified by a duly authorized officer of Purchaser;

            (vi)  a certificate from a duly authorized officer of Purchaser as to the incumbency and signatures of its officers who will execute and deliver documents at the Initial Closing or who have executed and delivered this Agreement;

            (vii) an opinion of outside counsel to Purchaser, substantially in the form of the opinion attached hereto as Exhibit D; and

            (viii) such other documents, opinions and certificates that Seller may have reasonably requested in connection with the consummation of the Transactions.

ARTICLE VII

CONDITIONS TO SECOND CLOSING

        7.1    Conditions Precedent to Obligations of Purchaser.    The obligations of Purchaser to proceed with the Second Closing hereunder are subject to the fulfillment prior to or at the Second Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchaser at its option and in its sole discretion):

          (a)    Initial Closing.    The Initial Closing shall have occurred.

          (b)    Bringdown of Representations and Warranties.    Subject to the next sentence of this Section 7.1(b), the representations and warranties of Seller contained in Sections 3.1, 3.2(a), 3.3, 3.4(a), 3.5, 3.6, 3.8 (as the same may relate to the LLC Agreement) and 3.14, in each case solely as such representations and warranties relate to Subsidiary 2, shall be true and correct as of the Second Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (unless any such representations and warranties are, in accordance with their terms, made only at a stated date, in which case, such representations and warranties shall have been true and correct as of the date originally made). For purposes of this Section 7.1(b), all representations and warranties of Seller set forth above which are qualified as to "materiality" or a "Material Adverse Effect" shall be true in all respects, and those not so qualified shall be true and correct in all material respects. Purchaser shall have received a certificate, dated the Second Closing Date, with respect to the matters covered by this Section 7.1(b), signed by a duly authorized officer of Seller.

          (c)    Orders.    No Order of any court Governmental Authority shall be in effect that restrains or prohibits the transactions contemplated by the Second Closing, nor shall there be pending any action or proceeding by or before any Governmental Authority, that, if decided adversely to Seller, the Companies, any Ref-Fuel Entity or Purchaser, would make the consummation of the transactions contemplated by the Second Closing illegal or would otherwise prevent the consummation thereof.

          (d)    Seller Deliverables.    As of the Second Closing Date, Purchaser shall have received from Seller the following documents:

            (i)    certificates of existence of Seller and Subsidiary 2 from their respective states of incorporation or formation;

            (ii)   a true and complete copy of the certificate of incorporation and operating agreement, as applicable, of Seller and Subsidiary 2, and all amendments thereto, certified by each such entity's state of incorporation; and

            (iii)  a true and complete copy of the bylaws of Seller and all amendments thereto, certified by the Secretary of Seller.

          (e)    FIRPTA Certificate.    Purchaser shall have received a properly executed statement of Seller conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2), which statement shall be dated as of the Second Closing Date.

        7.2    Conditions Precedent to Obligations of Seller.    The obligations of Seller to proceed with the Second Closing hereunder are subject to the fulfillment prior to or at the Second Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller at its option and in its sole discretion):

          (a)    Initial Closing.    The Initial Closing shall have occurred.

          (b)    Bringdown of Representations and Warranties.    Subject to the next sentence of this Section 7.2(b), the representations and warranties of Purchaser contained in Article IV shall be true and correct as of the Second Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date (unless any such representations and warranties are, in accordance with their terms, made only at a stated date, in which case, such representations and warranties shall have been true and correct as of the date originally made). For purposes of this Section 7.2(b), all representations and warranties of Purchaser contained in Article IV which are qualified as to "materiality" or a "Material Adverse Effect" shall be true in all respects, and those not so qualified shall be true and correct in all material respects. Seller shall have received a certificate, dated the Second Closing Date, with respect to the matters covered by this Section 7.2(b), signed by a duly authorized officer of Purchaser.

          (c)    Second Closing Payment.    Purchaser shall have delivered to Seller the payment required at the Second Closing pursuant to Section 2.4(b) by wire transfer of immediately available funds to a bank account designated by Seller.

          (d)    Orders.    No Order of any court or Governmental Authority shall be in effect that restrains or prohibits the transactions contemplated by the Second Closing, nor shall there be pending, any action or proceeding by or before any Governmental Authority, that, if decided adversely to Seller, the Companies, any Ref-Fuel Entity or Purchaser, would make the consummation of the transactions contemplated by the Second Closing illegal or would otherwise prevent the consummation thereof.

          (e)    Purchaser Deliverables.    As of the Second Closing Date, Seller shall have received from Purchaser the following documents:

            (i)    a certificate of existence of Purchaser from the state of its formation;

            (ii)   a true and complete copy of the certificate of formation of Purchaser and all amendments thereto certified by its state of formation; and

            (iii)  a true and complete copy of the operating agreement of Purchaser certified by a duly authorized officer of Purchaser.

ARTICLE VIII

TERMINATION; LIQUIDATED DAMAGES

        8.1    Termination.    This Agreement may be terminated:

        (a)   at any time by mutual consent of Purchaser and Seller; or

        (b)   at any time prior to the Initial Closing by either Purchaser or Seller, if the Initial Closing shall not have occurred by September 30, 2003 (such date, as it may be extended herein, the "Termination Date"); provided, that (y) a party that is in default of its obligations hereunder may not terminate this

Agreement pursuant to this Section 8.1(b) and (z) no party may terminate this Agreement under this Section 8.1(b) during the twenty-day period described in Section 2.7 (as such period may be extended by the proviso to the second sentence of Section 5.7); or

        (c)   at any time prior to the Initial Closing by either Seller or Purchaser, if (i) there has been a failure by the other party to perform any of its material obligations hereunder or a misrepresentation or breach by the other party of any of its representations, warranties or covenants that would excuse the obligation of the terminating party to close under Section 6.1 or Section 6.2 hereof, and such failure or breach shall continue for a period of thirty (30) days after receipt by such other party of written notice from the terminating party requesting that the failure or breach be cured; or (ii) the satisfaction of any condition specified in Section 6.1 (in the case of termination by Purchaser) or Section 6.2 (in the case of termination by Seller) shall have become impossible without any such failure, misrepresentation or breach having occurred; provided, that Purchaser may not terminate this Agreement pursuant to this Section 8.1(c)(ii) due to the Market-Out Condition, and any such termination shall instead be governed by Sections 5.16 and 8.1(b); and provided, further that the party seeking to terminate this Agreement pursuant to this Section 8.1(c)(ii) shall provide three (3) Business Days written notice to the other party prior to such termination; or

        (d)   solely with respect to the transactions contemplated by the Second Closing, at any time after the Initial Closing and prior to the Second Closing, by either Seller or Purchaser if the satisfaction of any condition specified in Section 7.1 (in the case of termination by Purchaser) or Section 7.2 (in the case of termination by Seller) shall have become impossible;

        (e)   by either Purchaser or Seller pursuant to Sections 5.4(c), 5.7, 5.12 or 5.13; or

        (f)    by Seller pursuant to Section 5.16.

        8.2    Procedure and Effect of Termination or Failure to Close.    In the event of termination of this Agreement and abandonment of the Transactions by either of the parties pursuant to Section 8.1 or the last sentence of the first paragraph of Section 8.3, prompt written notice thereof shall be given to the other party, and this Agreement shall terminate and the Transactions shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

        (a)   all further obligations of the parties hereunder shall terminate, except that the provisions of Section 5.2, Section 8.2, Section 8.3, if applicable, Section 9.4(f), Section 9.4(g), Section 11.1, Section 11.3, Section 11.5, Section 11.9, Section 11.13, Section 11.15, Section 11.16, and Section 11.17 shall survive;

        (b)   all filings, applications and other submissions relating to the Transactions shall, to the extent practicable, be withdrawn from the agency or Person to which made;

        (c)   subject to Section 8.3, none of the parties hereto shall have any further obligation to any other party under this Agreement unless such termination was made pursuant to Section 8.1(c)(i); provided, that except as set forth in Section 8.3, no party shall have any further obligation to any other party under this Agreement in the event of termination of this Agreement due to a breach of a representation or warranty set forth in Article III or IV, as the case may be, unless such breach was intentional; and, provided further, that, notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 9.3, in the event Seller has the right to draw on the Liquidated Damages Letters of Credit pursuant to Section 8.3 and retain the proceeds therefrom, such right shall be the sole and exclusive remedy of Seller under this Agreement.

        (d)   all information deemed "Confidential Information" under the Confidentiality Agreement obtained by Purchaser pursuant to its due diligence investigation of Seller and the Ref-Fuel Entities, including, without limitation, information obtained prior to the date of this Agreement and information obtained pursuant to Sections 5.1(e), (f), (g) and (h), shall be returned to Seller or destroyed in accordance with Section 3 of the Confidentiality Agreement, and the termination of this Agreement shall be deemed to be a request for such return or destruction pursuant to Section 3 of the Confidentiality Agreement.

        8.3    Liquidated Damages Letters of Credit.    On the date hereof, Purchaser has caused one or more Qualified Lenders to issue and deliver to Seller one or more irrevocable standby letters of credit in favor of Seller, in substantially the forms attached hereto as Exhibit E (the "Liquidated Damages Letters of Credit"), in the aggregate amount of Twenty-Five Million Dollars ($25,000,000). Seller shall be permitted to draw the full amount of the Liquidated Damages Letters of Credit, by delivery to such Qualified Lender of a sight draft and certificate in the forms attached to or required by the Liquidated Damages Letters of Credit, (a) at any time after 4:00 p.m., Houston, Texas time, on the date twenty days after the conditions precedent set forth in Article VI have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Initial Closing) (as such date may be extended by the proviso in the second sentence in Section 5.7), or such other date mutually agreed by the parties for the Initial Closing pursuant to Section 2.7, if (i) all of the conditions precedent set forth in Section 6.1 of this Agreement have been satisfied or waived; (ii) Purchaser has not consummated the Transactions required to be consummated by Purchaser at the Initial Closing and (iii) prior to such drawing, this Agreement has not been terminated pursuant to any of Sections 8.1(a), (b), (e) or (f), by Purchaser pursuant to Section 8.1(c), or by Seller pursuant to Section 8.1(c)(ii), in each case in accordance with the terms of this Agreement; or (b) at any time after termination of this Agreement by Seller pursuant to Section 8.1(c)(i) hereof. In the event that Seller draws any amount under the Liquidated Damages Letters of Credit, this Agreement shall be automatically terminated. In the event that this Agreement is terminated under circumstances not giving rise to Seller's right to draw under the Liquidated Damages Letters of Credit pursuant to this Section 8.3, Seller agrees to return promptly to Purchaser the Liquidated Damages Letters of Credit marked "CANCELLED."

        Seller and Purchaser acknowledge and agree that any draw on the Liquidated Damages Letters of Credit shall constitute liquidated damages and not penalties. Seller and Purchaser further acknowledge that (i) the amount of Loss likely to be incurred by Seller in the event of a failure by Purchaser to pay the Base Purchase Price is incapable or is difficult to precisely estimate, (ii) the amount of the Liquidated Damages Letters of Credit bears a reasonable relationship to and is not plainly or grossly disproportionate to the probable Loss likely to be incurred by Seller in the event of a failure by Purchaser to pay the Base Purchase Price, (iii) Purchaser and Seller agreed to the amount of the Liquidated Damages Letters of Credit to avoid the uncertainty and cost of litigation regarding the question of actual damages, and (iv) Purchaser and Seller are sophisticated business parties who have been represented by sophisticated legal counsel and who have negotiated this Agreement at arm's length.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

        9.1    Survival.    All representations and warranties made by the parties to this Agreement shall survive the Initial Closing for a period of eighteen (18) months after (i) the Initial Closing Date with respect to the representations and warranties that are applicable to and are being made as of the Initial Closing, and (ii) the Second Closing Date with respect to the representations and warranties contained in Sections 3.6 and 3.8 (as the same may relate to the LLC Agreement), in each case, solely as such representations and warranties relate to Subsidiary 2, and Article IV, except for (A) the representations and warranties set forth in Section 3.21 (Environmental Issues), which shall survive the Initial Closing for a period of thirty (30) months and (B) the representations and warranties set forth in Sections 3.1 (Ownership of the Seller Interests), 3.2 (Ownership of Ref-Fuel Entities), 3.3 (Organization and Standing of Seller), 3.4 (Organization and Standing of the Companies and the Ref-Fuel Entities; Foreign Qualifications), 3.5 (Corporate Power and Authority; Enforceability), 3.14 (Tax Matters) and

3.24 (The Companies) (the representations and warranties listed in subclause (B) of this Section 9.1 are collectively referred to as the "Excepted Reps and Warranties"), which shall survive to the applicable statute of limitations (including all extensions thereof), plus thirty (30) days. The covenants set forth in Sections 5.1, 5.4 (except as they relate solely to the Second Closing), 5.5 (except as they relate solely to the Second Closing), 5.12, 5.13, 5.14 and 5.16 shall not survive the Initial Closing, and the covenants in Sections 5.4 and 5.5 (as they relate to the Second Closing), 5.10 and 5.15 shall not survive the Second Closing. All other covenants and agreements shall survive for the period expressly indicated, or if not so indicated, indefinitely, but all claims made by virtue of such representations, warranties, covenants and agreements shall be made exclusively under, and subject to the limitations set forth in, this Article IX. In addition, for purposes of this Article IX, all of the representations and warranties of Seller and Purchaser, as the case may be, shall be read and interpreted without giving effect to any "materiality" or "Material Adverse Effect" qualifications other than the Permanent Materiality Qualifiers.

        9.2    Indemnification by Seller.    Subject to the limitations, conditions and provisions set forth herein, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its Affiliates (including, for purposes of this Section 9.2, any Ref-Fuel Entity in which Purchaser directly or indirectly owns an interest) and their respective officers, directors and employees (collectively, the "Purchaser Indemnitees"), from and against any Losses arising out of or resulting from (a) any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller contained in this Agreement or in the certificates provided pursuant to Section 6.1(a), Section 6.1(b) and Section 7.1(b) and (b) the CMW Litigation; provided, that, notwithstanding anything in this Agreement to the contrary, Seller shall not indemnify any Purchaser Indemnitee for any Loss under this Section 9.2 to the extent such Loss relates to UAE's (or its successor's) fifty percent (50%) interest in the Ref-Fuel Entities (whether or not such interest has been acquired by Purchaser), except for such Losses arising from a Third-Party Claim by UAE against a Purchaser Indemnitee related to events that constitute a breach of the representations and warranties in Section 3.8 hereof.

        9.3    Indemnification by Purchaser.    Subject to the limitations, conditions and provisions set forth herein, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors and employees (collectively, the "Seller Indemnitees"), from and against any Losses arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Purchaser contained in this Agreement or in the certificate provided pursuant to Section 6.2(a), Section 6.2(b) and Section 7.2(b).

        9.4    Limitations on Indemnification.    Notwithstanding anything contained herein to the contrary:

        (a)   Seller shall not be liable to indemnify any Purchaser Indemnitee for Losses under Section 9.2 arising from any breach of the representations and warranties set forth in Article III, and Purchaser shall not be liable to indemnify any Seller Indemnitee for Losses under Section 9.3 arising from any breach of the representations and warranties set forth in Article IV, unless the indemnified party notifies the indemnifying party in writing of its claim for indemnification (such notice to provide reasonable detail with respect to such claim) not later than the day that is eighteen (18) months after (i) the Initial Closing Date with respect to the representations and warranties that are applicable to and are being made as of the Initial Closing, and (ii) the Second Closing Date with respect to the representations and warranties that are applicable to and are being made as of the Second Closing Date; provided, however, that with respect to claims or potential claims for indemnification for Losses arising from any breach of (A) the representations and warranties set forth in Section 3.21, such notice shall be given not later than thirty (30) months after the Initial Closing, and (B) the Excepted Reps and Warranties, such notice shall be given not later than the applicable statute of limitations (including all extensions thereof) plus thirty (30) days. Seller shall not be liable to indemnify any Purchaser Indemnitee for Losses under Section 9.2(b) unless Purchaser notifies Seller in writing of its claim for indemnification (such notice to provide reasonable detail with respect to such claim), not later than thirty (30) days after the CMW Litigation has been finally determined and is no longer subject to appeal.

        (b)   Except as hereinafter provided, (i) the aggregate liability of Seller to the Purchaser Indemnitees for Losses pursuant to this Agreement shall not exceed an amount equal to One Hundred Fifty Million Dollars ($150,000,000), and (ii) the aggregate liability of Purchaser to the Seller Indemnitees for Losses pursuant to this Agreement shall not exceed an amount equal to One Hundred Fifty Million Dollars ($150,000,000). Notwithstanding the foregoing, (x) the aggregate liability of Seller to the Purchaser Indemnitees or Purchaser to the Seller Indemnitees, as the case may be, for Losses arising from (A) any breach of any covenant or agreement under this Agreement (excluding the indemnity obligations of Seller under Section 9.2(b) which is subject to the cap set forth in clause (i) above) or (B) the Excepted Reps and Warranties, shall not exceed an amount equal to Three Hundred Million Dollars ($300,000,000) and (y) the payment obligations set forth in Article II shall not be subject to any cap under this Section 9.4(b).

        (c)   Neither Seller nor Purchaser shall be liable to indemnify the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, for Losses under Sections 9.2 and 9.3 until such time as the aggregate amount of otherwise indemnifiable Losses exceeds an amount equal to Fifteen Million Dollars ($15,000,000) (the "Recovery Threshold"), and thereafter the indemnification obligations of each party shall apply only to Losses to the extent they exceed the Recovery Threshold; provided, that the Recovery Threshold shall not apply to Losses arising from any breach of (i) any covenants or agreements under this Agreement that survive the Initial Closing (other than the obligations of Seller set forth in Section 9.2(b), which are subject to the Recovery Threshold) or (ii) the representations and warranties set forth in Section 3.24 (The Companies).

        (d)   Except to the extent the same shall directly result in an increase to insurance premiums on a prospective basis, Seller shall not be required to indemnify any Purchaser Indemnitee for any indemnity claim to the extent that such claim has been reimbursed or is reimbursable through insurance proceeds received or receivable by such Purchaser Indemnitee. In the event that the insurance does not cover the full amount of the claim, Seller shall remain liable for the difference between the insurance proceeds and the amount of the claim.

        (e)   Seller shall not be required to indemnify any Purchaser Indemnitee for any indemnity claim to the extent that the restricted cash accounts set forth on Schedule 9.4(e) or reserves set forth on the Adjustment Time Balance Sheet in existence as of the Adjustment Time remain available to satisfy all or a portion of such claim (with the indemnification claim reduced by the amount of such restricted cash or reserves available therefor); provided, that to the extent reserves on the Adjustment Time Balance Sheet are eliminated after the Adjustment Time without any related expenditure, such elimination shall not reduce the amount of such reserves available for Seller's indemnification obligations for the purposes of this Section 9.4(e) to the extent a claim related thereto later arises. Seller shall not be required to indemnify any Purchaser Indemnitee for any indemnity claim to the extent the Loss related thereto was taken into account in determining the Purchase Price Adjustment.

        (f)    Anything in this Agreement to the contrary notwithstanding, no shareholder, director, officer, Affiliate, employee, member, manager or agent of Seller shall have any personal liability to Purchaser or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein, and no shareholder, director, officer, Affiliate, employee, member, manager or agent of Purchaser shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Purchaser contained herein.

        (g)   In no event shall any of the parties hereunder or their Affiliates be liable to the other parties hereunder or their Affiliates whether in contract, tort or otherwise, for payment of any special, indirect, consequential, punitive, incidental, exemplary or similar damages or lost profits; provided, however, that (i) any Third-Party Claims for which any party hereto is required to indemnify another party under this

Agreement shall not be considered special, indirect, consequential, punitive, incidental, exemplary or similar damages or lost profits, and (ii) payment of the Final Purchase Price hereunder and direct, out-of-pocket costs and expenses incurred by a party hereto or its Affiliates shall not be considered special, indirect, consequential, punitive, incidental, exemplary or similar damages or lost profits.

        (h)   Neither Seller nor Purchaser shall be liable to indemnify the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, for Losses under Sections 9.2 and 9.3 for misrepresentations or breaches of warranties, if the misrepresentation or breach of warranty was within the Knowledge of the other party (i) at or prior to the execution of this Agreement or (ii) at or prior to the Initial Closing; provided, that the party (the "Claimant") claiming that the misrepresentation or breach of warranty was within the Knowledge of the other party at or prior to the Initial Closing (A) shall bear the burden of proof with respect to such Knowledge, (B) shall have to prove such Knowledge based solely upon written evidence in the possession of the other party, and (C) shall not be entitled to any relief pursuant to this Section 9.4(h) if the misrepresentation or breach was also within the Claimant's Knowledge at the time set forth in clause (i) above; provided, that for purposes of subclause (C) above, the term Knowledge shall mean the actual knowledge of the Persons listed on the relevant schedule referred to in the definition thereof and shall exclude any due inquiry standard set forth in the definition thereof.

        (i)    To the extent within its control, Purchaser shall use, and shall cause each of the Ref-Fuel Entities to use, commercially reasonable efforts to, mitigate all Losses for which indemnification is available from Seller under this Agreement. In connection with any obligations related to non-compliance with Environmental Laws or environmental Permits for which Purchaser seeks indemnification, to the extent within its control, Purchaser shall use, and shall cause each of the Ref-Fuel Entities to use, commercially reasonable efforts to perform such activities to the least stringent standards permitted by applicable Law and acceptable to any applicable Governmental Authority, and to accept commercially reasonable institutional and engineering controls (including commercially reasonable deed restrictions), provided that such controls do not restrict the use of the property as a municipal solid waste combustor or transfer station, as currently applicable, or related uses and are permitted by applicable Law and acceptable to any applicable Governmental Authority (all such standards and controls collectively referred to hereinafter as "Base Standards"). Seller's indemnification obligation shall be for work performed by Purchaser or the Ref-Fuel Entities only to the extent such work is indemnifiable and necessary to meet the Base Standards, and Seller shall have no indemnification obligation for the cost of work that exceeds the Base Standards.

        (j)    Except as otherwise provided in Section 8.2(c), Purchaser and Seller acknowledge and agree that, absent intentional fraud, their sole and exclusive remedies (and the sole and exclusive remedies of any Purchaser Indemnitee or Seller Indemnitee) with respect to any and all claims relating to the subject matter of this Agreement or any certificate, document, agreement or instrument executed in connection herewith (other than with respect to the Essex Credit Support Fee Agreement, the Note Letter of Credit and the Liquidated Damages Letters of Credit) shall be pursuant to the indemnification provisions set forth in this Article IX, and no party hereto may make any claim, whether in contract, tort or otherwise, relating to the subject matter of this Agreement or any certificate, document or instrument executed in connection herewith (other than with respect to the Essex Credit Support Fee Agreement, the Note Letter of Credit and the Liquidated Damages Letters of Credit) except pursuant to the indemnification provisions set forth in this Article IX.

        9.5    Procedure for Third-Party Claims.

        (a)   In order for a party (the "Indemnified Party"), to be entitled to any indemnification provided under this Agreement in respect of, arising out of or involving a claim made by any Person (other than another party to this Agreement) against the Indemnified Party (a "Third-Party Claim"), such Indemnified Party must notify the other party (the "Indemnifying Party") in writing of the Third-Party

Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that, except as set forth in Section 9.5(b), failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually harmed by such delay. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

        (b)   If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than after the ten (10) Business Day period described in Section 9.5(a) if the Indemnified Party shall have failed to give notice of the Third-Party Claim in accordance therewith). If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party will consent to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim. If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

        (c)   The parties acknowledge that with respect to any Third-Party Claim related to any Ref-Fuel Entity for which Seller is the Indemnifying Party, Seller's right to participate in, assume, and control the defense of such Third-Party Claim shall only provide Seller with such rights as Purchaser would have to defend such Third-Party Claim (including, without limitation, voting rights with respect to such Third-Party Claim) and shall not, absent UAE's consent (or the acquisition of UAE's interest in the Ref-Fuel Entities by Purchaser or its Affiliates), entitle Seller to defend the Third-Party Claim directly on behalf of the relevant Ref-Fuel Entity.

        9.6    No Implied Representations.    NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT NEITHER SELLER NOR PURCHASER NOR ANY OF THEIR RESPECTIVE AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING NOR HAS ANY SUCH PERSON MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN BY SUCH PERSON IN THIS AGREEMENT (INCLUDING THE SCHEDULES HERETO), INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE FUTURE BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS OF THE REF-FUEL ENTITIES OR AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY OF ANY OF THE PROPERTIES

OR ASSETS OF THE REF-FUEL ENTITIES. IT IS UNDERSTOOD THAT, AT CLOSING, PURCHASER WILL TAKE THE SELLER INTERESTS AS IS AND WHERE IS WITH ALL FAULTS EXCEPT AS EXPRESSLY PROVIDED HEREIN. IT IS UNDERSTOOD AND AGREED THAT ANY ESTIMATES OF FUTURE COSTS, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN THE SCHEDULES HERETO OR IN ANY OTHER MATERIAL THAT HAS BEEN PROVIDED TO PURCHASER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF SELLER OR ANY OF ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES. PURCHASER ACKNOWLEDGES THAT IT IS KNOWLEDGEABLE ABOUT THE WASTE-TO-ENERGY BUSINESS AND THAT IT HAS HAD, AND PRIOR TO THE INITIAL CLOSING WILL HAVE, ACCESS TO THE BOOKS, RECORDS, FILES AND MANAGEMENT PERSONNEL OF THE REF-FUEL ENTITIES FOR THE PURPOSES OF A COMPREHENSIVE DUE DILIGENCE REVIEW OF THE REF-FUEL ENTITIES.

ARTICLE X

TAX MATTERS; CERTAIN COVENANTS

        10.1    Transfer Taxes.    Seller and Purchaser shall share equally all sales, use, transfer, real property transfer, recording, stock transfer and other similar Taxes (excluding, for avoidance of doubt, any Taxes on any income or capital gain of Seller, Subsidiary 3 or their Affiliates related to the Transactions) and fees, if any, required by Law to be paid in connection with the Transactions.

        10.2    Code Section 754 Election, Purchase Price Allocation.    To the extent within Seller's control, directly or indirectly, Seller shall, and shall cause Subsidiary 3 to, at Purchaser's request consent to and cooperate with Purchaser in making or causing to be made a Code Section 754 election by each Ref-Fuel Entity that is a Partnership Subsidiary and that does not have in effect a valid election under Code Section 754 as of the Initial Closing Date. Each such Code Section 754 election shall be made in the manner required by Treasury Regulation Section 1.754-1 and shall be effective for the respective taxable years of such Partnership Subsidiaries that include the Initial Closing Date. Seller shall not cause or permit any Ref-Fuel Entity to revoke any election made by it under Code Section 754. Purchaser and Seller agree that, for purposes of computing special basis adjustments under Section 743 of the Code and Treasury Regulation Section 1.743-1, for purposes of allocating such special basis adjustments among the assets of the Companies and the Ref-Fuel Entities under Section 755 of the Code and Treasury Regulation Section 1.755-1, for purposes of applying Section 751 of the Code and Treasury Regulation 1.751-1, and for all other purposes (including all Tax and financial accounting purposes), the respective fair market values of the assets of the Ref-Fuel Entities will be determined in accordance with the procedures set forth in this Section 10.2, subject to any required agreement with UAE on such matters (which the parties agree to use commercially reasonable efforts to obtain). Purchaser shall prepare and submit to Seller within one hundred eighty (180) days after the Initial Closing Date a determination of the respective fair market values of the assets of the Ref-Fuel Entities consistent with the preceding sentence. If Purchaser does not receive written notice from Seller, within fifteen (15) days after receiving Purchaser's determination notifying Purchaser that Purchaser's proposed allocation is unreasonable, Purchaser's determination shall be conclusive and binding on the parties hereto. If Purchaser receives written notice from Seller within such fifteen (15) day period that Purchaser's allocation is unreasonable, then Purchaser and Seller will attempt in good faith to negotiate a reasonable allocation. Subject to any required agreement with UAE on such matters (which the parties agree to use commercially reasonable efforts to obtain), if and to the extent that the parties reach an agreement as to the allocation, the parties will prepare and file all Tax Returns, including the statements required by Treasury Regulations Section 1.743-1 and 1.751-1, in a manner consistent with the fair market values so determined and neither of them shall take any Tax or other position inconsistent with such fair market values.

        10.3    Proration of Income and Loss.    The parties agree that for purposes of allocating income and loss of Duke/UAE between Seller and Purchaser for the Taxable year of Duke/UAE that includes the Initial Closing Date, the actual income or loss for such Taxable year related to the Membership Interests in Duke/UAE held by Subsidiary 1 shall be allocated between Seller and Purchaser based on actual results related to each party's period of ownership, and, for the month including the Initial Closing Date, such income and loss shall be allocated on a pro rata basis to Seller and Purchaser based upon the number of days Seller and Purchaser directly or indirectly own their respective interest in Duke/UAE during such month. Seller's period of ownership shall include the Initial Closing Date, excluding, for this purpose, any income, gain, loss or deduction resulting from any transactions occurring in such month outside the ordinary course of business, which shall be allocated based on ownership on the applicable dates of such transactions. The preceding sentence shall be applied only (i) for the purpose of determining whether accruals for Taxes set forth on the Adjustment Time Balance Sheet are insufficient and (ii) for purposes of preparing Tax Returns for such periods. Similarly, for purposes of allocating income and loss of Duke/UAE between Seller and Purchaser for the Taxable year that includes the Second Closing Date (for purposes only of preparing Tax Returns for such periods), the actual income or loss for such Taxable year related to the membership interests in Duke/UAE held by Subsidiary 2 shall be allocated between Seller and Purchaser based on actual results related to such party's period of ownership, and, for the month including the Second Closing Date, such income and loss shall be allocated on a pro rata basis to Seller and Purchaser based on the number of days Seller and Purchaser directly or indirectly own their respective interests in Duke/UAE during such month. Seller's period of ownership shall include the Second Closing Date, excluding, for this purpose, any income, gain, loss or deduction resulting from any transactions occurring in such month outside the ordinary course of business.

        10.4    Proration of Non-Income Taxes.    In the case of any real estate Taxes or other property or asset-based Taxes of any of the Companies or the Ref-Fuel Entities attributable to a Tax period that includes but ends after the Initial Closing Date, such Taxes shall, for purposes of applying the provisions of this Agreement, be allocated in part to the portion of such Tax period ending on the Initial Closing Date and in part to the portion of such Tax period commencing after the Initial Closing Date. Such allocation shall be based on the number of days the applicable asset was held in the applicable Tax period prior to and including the Initial Closing Date as compared to the number of days the applicable asset was held in the applicable Tax period after the Initial Closing Date; provided, that in no event shall Seller be responsible for any such Taxes of the Ref-Fuel Entities to the extent accruals for such Taxes are set forth on the Adjustment Time Balance Sheet.

ARTICLE XI

MISCELLANEOUS

        11.1    Costs and Expenses.

        (a)   Except as otherwise expressly specified in this Section or in Sections 2.5, 5.1(h), 5.9 and 10.2, (i) Seller will pay all costs and expenses, including legal fees, in connection with its performance of, and compliance with, this Agreement and the Transactions, and compliance with this Agreement and (ii) Purchaser will pay all costs and expenses, including legal fees, in connection with its performance of, and compliance with, this Agreement and the Transactions. Each of Purchaser and Seller shall pay fifty percent (50%) of all filing fees incurred under this Agreement, including with respect to filings under the HSR Act and with FERC. Purchaser shall pay all brokers, finders, or similar fees or commissions payable to Credit Suisse First Boston in connection with the Transactions.

        (b)   DLJMB agrees to pay Seller an aggregate amount equal to $1,000,000, if, and only if, (i) DLJMB and/or its Affiliates makes a filing with FERC with respect to a UAE Transaction on or prior to the date seven days after the date Seller receives all information from Purchaser, with respect to Purchaser and its Affiliates, necessary to make the initial filing with FERC under Section 203 of the FPA for the Transactions, such payment to be made within three Business Days of the date of which the FERC filing for the UAE Transaction is made, or (ii) (A) the closing of a UAE Transaction, in which Purchaser or an Affiliate thereof is the acquiror, occurs on or prior to October 15, 2003, and (B) this Agreement is terminated prior to the Initial Closing due to the failure of the condition set forth in Section 6.1(j) to be satisfied, such payment to be made on the later of the closing of such UAE Transaction or termination of this Agreement. Interest shall accrue on all amounts due under this Section 11.1 not paid when due at a per annum rate of interest equal to ten percent (10%), such interest to be calculated based on the actual number of days elapsed from the date such amount becomes due and owing until paid in full and based on a 365-day year.

        11.2    Further Assurances.    Subject to the terms and conditions of this Agreement, from time to time after the Initial Closing, each of the parties hereto will use all reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions.

        11.3    Notices and Deliveries.    All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, five days after the date mailed by first-class, certified or registered mail, postage prepaid or, if sent via facsimile, when sent, with transmission confirmation, or if by Federal Express or other recognized next day business courier, one day after the date mailed to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

(a)	If to Purchaser:	c/o Highstar Renewable Fuels LLC 175 Water Street New York, New York 10038 Attention: Christopher H. Lee Facsimile No. (212) 458-2222
c/o DLJ Merchant Banking III, Inc. Eleven Madison Avenue, 16th Floor New York, New York 10010 Attention: Ari Benacerraf Facsimile No. (212) 538-0415
	With a copy to:	Bingham McCutchen LLP 150 Federal Street Boston, Massachusetts 02110 Attention: Vincent M. Sacchetti Facsimile No. (617) 951-8736
Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153-0119 Attention: David Blittner Facsimile No. (212) 310-8007

(b)	If to Seller, to:	Duke Energy Global Markets, Inc. 5400 Westheimer Court Houston, Texas 77056-5310 Attention: Stuart Zisman Facsimile No. (713) 627-6544
	With a copy to:	Robinson, Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 Charlotte, North Carolina 28246 Attention: Peter C. Buck Facsimile No. (704) 373-3936
	With a copy to:	Duke Energy Global Markets, Inc. Mail Code WO 7M65 5400 Westheimer Court Houston, Texas 77056-5310 Attention: Madeline A. Coblenz Facsimile No. (713) 627-5550
	With a copy to:	Duke Capital Corporation Mail Code PB05E 422 South Church Street, 5th Floor Charlotte, North Carolina 28242 Attention: Luis Oscar Souffront Facsimile No. (704) 382-8137

        11.4    Successors and Assigns.    This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may assign its rights or obligations under this Agreement except with the consent of Seller and Purchaser; provided that Purchaser may assign its rights under this Agreement to any entity in which Purchaser or any of its Affiliates has an equity interest so long as Purchaser remains primarily liable for all obligations under this Agreement, unless Seller, in its reasonable discretion (taking into consideration, amongst other things, the assignee's financial condition and regulatory status), consents to Purchaser's release from its obligations hereunder. Any purported assignment not in compliance with the immediately preceding sentence shall be void and not given effect.

        11.5    Governing Law.    This Agreement, and any and all claims arising hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

        11.6    Interpretation.    The following provisions shall govern the interpretation of this Agreement:

        (a)   The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

        (b)   Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing individuals shall include Persons and vice versa.

        (c)   Time is of the essence in this Agreement. Whenever anything is required to be done or any action is required to be taken hereunder on or by a day that is not a Business Day, then such thing may be validly done and such action may be validly taken on or by the next succeeding day that is a Business Day.

        (d)   All references to dollars or "$" in this Agreement shall mean United States dollars.

        11.7    Counterparts.    This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

        11.8    Amendment and Waiver.    The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party; (b) waive any inaccuracies in representations by any other party; (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought. Any waiver or failure to insist upon strict compliance with any obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

        11.9    Joint Preparation.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        11.10    Performance by Affiliates.    Any obligation of any party hereto owed to any other party hereto under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

        11.11    No Third-Party Beneficiary.    No party other than Seller and Purchaser and their respective Affiliates and successors and assigns shall have any rights hereunder.

        11.12    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        11.13    Entire Agreement.    This Agreement and the Schedules and Exhibits hereto, each of which is hereby incorporated herein, and the agreements executed and delivered by the parties and their Affiliates in connection with the Transactions, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

        11.14    Attorneys Fees.    In the event any of the parties to this Agreement shall bring an action to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and expenses incurred in such action from the unsuccessful party.

        11.15    Exhibits and Schedules.    The Exhibits (including the Assignment Agreement, the Voting Rights Agreement, the Essex Credit Support Fee Agreement, any Note Letter of Credit and the Liquidated Damages Letters of Credit) and Schedules referred to herein are hereby incorporated by reference as if set out herein in full and form an integral part of this Agreement. An item, fact or circumstance disclosed for any particular purpose shall be deemed disclosed for all relevant purposes.

        11.16    Dispute Resolution.

        (a)   If any issue, dispute, claim or controversy should arise out of or relate to this Agreement involving the parties hereto ("Dispute"), excluding, for avoidance of doubt, any dispute, claim or controversy with respect to the Essex Credit Support Fee Agreement and the related Purchaser subordination agreement, and the parties hereto are unable to resolve the Dispute on or before the thirtieth (30th) day following written notice of such Dispute by a party to the other party, which notice describes in reasonable detail the nature of the Dispute and the facts and circumstances relating thereto, Purchaser shall nominate a member of its senior management team and Seller shall nominate a member of its senior management team for the purpose of a meeting between such representatives at a mutually agreeable time and place to resolve such Dispute. Such meeting shall take place on or before forty-five (45) days following the date of the notice of the Dispute by a party to the other party, and if the Dispute has not been resolved within fifteen (15) days following such meeting, any party may commence legal proceedings or submit such Dispute to binding arbitration under this Section 11.16; provided that any election to proceed with arbitration shall take precedence over the commencement of any legal proceeding. Notwithstanding anything in this Section 11.16 to the contrary, (i) any Dispute regarding the determination of the Adjustment Amount shall be governed by the dispute provisions of Section 2.5, and (ii) the tax provisions under Section 10.2 shall be governed by the dispute provisions contained therein.

        (b)   Upon demand of any party hereto made before or within one hundred eighty (180) days after institution of any legal proceeding relating to a Dispute, any Dispute shall be resolved by binding arbitration as provided herein, and any party that has instituted a legal proceeding relating to the Dispute shall cause such legal proceeding to be dismissed. Institution of a legal proceeding by a party does not waive the right of that party to demand arbitration hereunder. A party may demand and commence arbitration by delivering to the other party an arbitration notice ("Arbitration Notice") that includes a general description of the Dispute and a reference to the fact that such Dispute is being referred to arbitration under this Section 11.16.

        (c)   Promptly following the delivery of an Arbitration Notice, the parties hereto shall endeavor to agree upon a panel of three arbitrators. If on or before fifteen (15) days following the delivery of an Arbitration Notice to the other party they have not so agreed, then Purchaser, by notice to Seller, may designate one arbitrator (who shall not be an agent or employee of Purchaser or any of its Affiliates), and Seller, by notice to Purchaser, may designate one arbitrator (who shall not be an agent or employee of Seller or any of its Affiliates). The two arbitrators designated as provided in the immediately preceding sentence shall endeavor to designate promptly a third arbitrator. If either Purchaser or Seller have not designated an initial arbitrator on or before fifteen (15) days following the delivery of an Arbitration Notice to the other party, or if the two initially designated arbitrators have not designated a third arbitrator within fifteen (15) days of the date for designation of the two arbitrators initially designated, any party may request the American Arbitration Association to designate the remaining arbitrator(s) pursuant to its Commercial Arbitration Rules ("AAA Rules"). If any arbitrator resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the party entitled to designate that arbitrator shall designate a successor.

        (d)   The arbitration shall be conducted in the English language in New York, New York. The arbitrators shall set the date, the time, and the place of hearing, which must commence on or before thirty (30) days following the designation of the third arbitrator. The arbitration shall be conducted under the AAA Rules not inconsistent with the provisions of the Agreement. In connection with any such arbitration, the arbitrators shall construe the Agreement in a manner consistent with the choice of law provisions set forth herein. The arbitrators shall render their decision on or before ninety (90) days following the commencement of the hearing. The arbitrators' decision shall be set forth in a writing that includes an explanation of the reason for such decision and an allocation of the fees and expenses of the arbitrators to the parties based on the relative extent to which they do not prevail on their positions. Each party against which the decision assesses a monetary obligation shall pay that obligation on or before thirty (30) days following the announcement of the decision or such other date as the decision may provide. The decisions of the arbitrators are final and binding on all parties hereto and are not subject to appeal. The decisions of the arbitrators may be enforced in any court of competent jurisdiction, and any party may authorize any such court to enter judgment on the arbitrators' decisions. Pending the outcome of any arbitration conducted pursuant to this Section 11.16, the parties shall be obligated to continue to perform their respective obligations hereunder. Except as provided in any arbitrators' decision rendered in accordance with this Section 11.16, each of the parties hereby undertakes to carry out without delay the provisions of any arbitral award or decision. Except as provided in this Section 11.16, each party shall bear its own legal fees and costs in connection with any Dispute.

        (e)   Notwithstanding the binding arbitration provisions in this Section 11.16, the parties may seek equitable relief to the extent reasonably necessary to protect its rights hereunder. Without limiting the generality of the foregoing and in furtherance thereof, Seller agrees and acknowledges that Purchaser shall have the right to specifically enforce Seller's obligation to sell and deliver to Purchaser the Seller Interests in Subsidiary 2 in accordance with the terms of this Agreement.

        11.17    Consent to Jurisdiction; Waivers of Trial by Jury.    Subject to Section 11.16, each party hereto irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any Dispute. Subject to Section 11.16, each party hereto agrees to commence any action, suit or proceeding relating to a Dispute in the United States District Court for the Southern District of New York. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.3 shall be effective service of process for any action, suit or proceeding in North Carolina with respect to any matters to which it has submitted to jurisdiction in this Section 11.17. Subject to Section 11.16, each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding relating to a Dispute in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

[signature pages to follow]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER: DUKE ENERGY GLOBAL MARKETS, INC.
By:	/s/ ROBERT T. LADD
Name:	Robert T. Ladd
Title:	President
PURCHASER: MSW ENERGY HOLDINGS LLC
BY:	HIGHSTAR RENEWABLE FUELS LLC, as a member
By:	/s/ MICHAEL J. MILLER
Name:	Michael J. Miller
Title:	President
BY:	MSW ACQUISITION CORP., as a member
By:	/s/ OHSANG KWON
Name:	OhSang Kwon
Title:	Secretary
Solely for the purposes of Section 11.1(b):
DLJ MERCHANT BANKING III, Inc.
By:	/s/ OHSANG KWON
Name:	OhSang Kwon
Title:	Director

APPENDIX I

        "AAA Rules" shall have the meaning set forth in Section 11.16(c).

        "Accounting Expert" shall have the meaning set forth in Section 2.5(b).

        "Adjustment Amount" shall have the meaning set forth in Section 2.5(a).

        "Adjustment Time Balance Sheet" shall have the meaning set forth in Section 2.5(a).

        "Adjustment Time" shall mean (i) 11:59 p.m., Houston, Texas time on the last day of the calendar month ending nearest to the date of the Initial Closing (e.g. if the Initial Closing Date occurs on or after the 16th day of any month, the Adjustment Time shall mean the last day of such month, and if the Initial Closing Date occurs before the 16th day of any month, the Adjustment Time shall mean the last day of the then previous month).

        "Affiliate" shall mean an "affiliate" within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended; provided, however, that unless the context specifically requires a contrary interpretation, including, without limitation, Section 9.2, no Ref-Fuel Entity shall be deemed to be an Affiliate of Purchaser, Seller or any of their respective Affiliates.

        "Agreement" shall have the meaning set forth in the introductory paragraph herein.

        "Arbitration Notice" shall have the meaning set forth in Section 11.16(b).

        "ARC" shall have the meaning set forth in the Background Statement of this Agreement.

        "ARC Entity" shall mean each Ref-Fuel Entity other than Duke/UAE, and all Ref-Fuel Entities other than Duke/UAE shall be collectively referred to herein as the "ARC Entities."

        "ARC Net Book Equity" shall mean, with respect to the ARC Entities, as of any measurement date, the total assets of the ARC Entities minus the total liabilities of the ARC Entities, as of such measurement date, in each case determined in accordance with GAAP.

        "Assignment Agreement" shall have the meaning set forth in Section 2.7(a)(i).

        "Audited 2001 Financial Statements" shall have the meaning set forth in Section 3.11.

        "Audited 2002 Balance Sheet" shall have the meaning set forth in Section 2.3(a).

        "Audited 2002 Financial Statements" shall have the meaning set forth in Section 5.1(e).

        "Base Purchase Price" shall have the meaning set forth in Section 2.2.

        "Base Standards" shall have the meaning set forth in Section 9.4(i).

        "Benefit Plans" shall have the meaning set forth in Section 3.18(a).

        "Business Day" shall mean a day, other than a Saturday or Sunday, on which banks are open for business in the States of New York and Texas.

        "Charter Documents" shall mean, as to any Person, any certificate or articles of organization, formation, incorporation, limited partnership or partnership of such Person, together with all bylaws, operating or limited liability company agreements and general or limited partnership agreements.

        "Citibank Credit Agreement" shall mean the Credit Agreement, dated as of April 30, 2001, among ARC, American Ref-Fuel Company of Hempstead, American Ref-Fuel Company of Essex County, American Ref-Fuel Company of Niagara L.P., American Ref-Fuel Company of Southeastern Connecticut, the banks named therein, Citibank, N.A., as administrative agent and collateral agent and Fleet National Bank, as LC Bank.

        "Claimant" shall have the meaning set forth in Section 9.4(h).

        "Closing Date Debt" shall mean, on a pro forma basis after giving effect to the Transactions (but without giving effect to any indebtedness incurred in connection with any UAE Transaction), (i) all of the indebtedness for borrowed money of (A) the Purchaser (not to exceed $185,000,000 in any event, and excluding any indebtedness constituting any letter of credit required to release Seller and its Affiliates from the Equity Contribution Agreement (or any guarantee, hypothecation or other surety arrangement related thereto)), (B) Subsidiary 1 and (C) Subsidiary 2, plus (ii)  fifty percent (50%) of the current portion of the debt and long-term debt and capital lease obligations line items set forth on a balance sheet of the ARC Entities (calculated in accordance with GAAP and excluding letters of credit except to the extent reimbursement obligations are outstanding with respect thereto), minus (iii) one hundred percent (100%) of the cash and cash equivalents of Purchaser, minus (iv) fifty percent (50%) of the cash and cash equivalents, restricted cash and short term investments and restricted cash and investments (long-term) line items set forth on a balance sheet of the ARC Entities (calculated in accordance with GAAP).

        "CMW Litigation" shall mean the civil action decided in the Massachusetts Superior Court captioned Carver-Marion-Wareham Regional Refuse Disposal District, et al., v. Wakinko River, Inc., et al., Civil Action No. 97-0789B (Plymouth Superior Court), the pending appeal thereof, any other appeals or damages proceedings therefor, and any retrials thereof to the extent involving the same plaintiffs.

        "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

        "Commitment Letter" shall mean the Commitment Letter, dated March 19, 2003, provided by CSFB to Purchaser with respect to $185,000,000 of Senior Secured Increasing Rate Bridge Loans (including all schedules, annexes and exhibits) and attached to Schedule 4.7.

        "Company" and "Companies" shall have the meaning set forth in the Background Statement of this Agreement.

        "Confidentiality Agreement" shall have the meaning set forth in Section 5.2(a).

        "Consolidated Proportionate Leverage Ratio" shall mean the ratio of (i) Closing Date Debt as determined on the Initial Closing Date, to (ii) fifty percent (50%) of consolidated EBITDA (as calculated in accordance with GAAP and recorded on the EBIT and depreciation and amortization line items set forth on a profit and loss statement of the ARC Entities) for the four most recently completed fiscal quarters of the ARC Entities ending prior to the Initial Closing Date.

        "Contracts" shall have the meaning set forth in Section 3.16.

        "Control" shall mean, with respect to any Ref-Fuel Entity, (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Ref-Fuel Entity, whether through the ownership of voting securities, by contract, or otherwise, or (ii) the ownership of more than 50% of the equity interests of any Ref-Fuel Entity.

        "Corporate Subsidiaries" shall have the meaning set forth in Section 3.14(b).

        "Credit Support Obligations" shall have the meaning set forth in Section 5.9.

        "CSFB" shall mean Credit Suisse First Boston, acting through its Cayman Islands Branch.

        "DBA License" shall mean the Worldwide Cooperation and Limited License Agreement, dated as of January 1, 1996, as amended, by and between Deutsch Babcock Anlagen GmbH and ARC.

        "DCC" shall mean Duke Capital Corporation, a Delaware corporation.

        "Delaware Valley" shall have the meaning set forth in the Background Statement of this Agreement.

        "DLJMB" shall mean DLJ Merchant Banking III, Inc., a Delaware corporation.

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        "Dispute" shall have the meaning set forth in Section 11.16(a).

        "DOJ" shall mean the Antitrust Division of the U.S. Department of Justice.

        "Duke/UAE" shall have the meaning set forth in the Background Statement of this Agreement.

        "Environmental Claim" shall mean and includes any investigation, notice of violation, demand, allegation, action, suit, Order, consent decree, penalty, fine, Lien, proceeding, or claim (whether administrative, judicial or private in nature) arising: (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material; (c) from any abatement, removal, remedial, corrective, or other response action in connection with any Hazardous Material, Environmental Law, or other Order or directive of any federal, state or local Governmental Authority relating to the environment; or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

        "Environmental Damages" shall mean judgments, damages, Losses, penalties, fines, liabilities (including strict liability), encumbrances, Liens, costs (excluding internal legal and investigative costs) and expenses of investigation and defense of any such claim, whether or not such is ultimately defeated, and of any settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, or the costs (excluding internal legal and investigative costs) and expenses of remediation, and which are incurred as a result of Environmental Claims.

        "Environmental Laws" shall mean any local, state or federal statute, rule, regulation, Order, code, directive or ordinance pertaining to: (a) the regulation or protection of health, safety and the environment; (b) the protection or use of surface water and ground water; (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Material; or (d) pollution (including any Release to air, land, surface water and ground water); and includes without limitation, the following federal statutes (and their implementing regulations and the analogous state statutes and regulations) to the extent they so pertain: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. 136 et seq.; the Coastal Zone Management Act of 1972, as amended, 16 U.S.C. 1451 et seq.; the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. 1201 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. 2701 et seq.; the National Environmental Policy Act of 1970, as amended, 42 U.S.C. 4321 et seq.; the Rivers and Harbors Act of 1899, as amended, 33 U.S.C. 401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. 1531 et seq.; and the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq.

        "Equity Contribution Agreement" shall mean the Equity Contribution Agreement dated as of April 30, 2001 between DCC, UAE, Duke/UAE and ARC.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall have the meaning set forth in Section 3.18(a).

        "Essex" shall have the meaning set forth in the Background Statement of this Agreement.

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        "Essex Credit Support Fee Agreement" shall have the meaning set forth in Section 2.7(a)(ii).

        "Excepted Reps and Warranties" shall have the meaning set forth in Section 9.1.

        "Existing Employment Contracts" shall have the meaning set forth in Section 3.19.

        "Facilities" shall have the meaning set forth in the Background Statement of this Agreement.

        "FERC" shall mean the U.S. Federal Energy Regulatory Commission or any successor U.S. Governmental Authority.

        "Final Purchase Price" shall have the meaning set forth in Section 2.2.

        "Financial Statements" shall have the meaning set forth in Section 3.11.

        "FPA" shall have the meaning set forth in Section 3.25.

        "FTC" shall mean the U.S. Federal Trade Commission.

        "Funded Debt" shall have the meaning set forth in Section 6.1(j)(iii)(B)(I).

        "GAAP" shall mean generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants as in effect from time to time, consistent with the accounting principles utilized in the preparation of the Audited 2002 Financial Statements.

        "Governmental Authority" shall mean any federal, state, municipal, political subdivision or other governmental legislature, court, tribunal, arbitrator, authority, official, department, commission, board, bureau, agency or instrumentality, whether U.S. or non-U.S.

        "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant, or material which is hazardous or toxic, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any hazardous or toxic waste, material, or substance regulated under any Environmental Law.

        "Highstar" shall mean Highstar Renewable Fuels LLC, a Delaware limited liability company.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Income Tax(es)" shall mean any Tax measured in whole or in part by net or gross income, the liability therefor, any deficiencies in the payment thereof, any refunds thereof, and any interest or penalties related thereto.

        "Indemnified Party" shall have the meaning set forth in Section 9.5(a).

        "Indemnifying Party" shall have the meaning set forth in Section 9.5(a).

        "Initial Closing" shall have the meaning set forth in Section 2.7.

        "Initial Closing Date" shall have the meaning set forth in Section 2.7.

        "Initial Closing Payment" shall have the meaning set forth in Section 2.4(a).

        "Initial 203 Filing" shall have the meaning set forth in Section 5.4(c).

        "ISRA" shall have the meaning set forth in Section 5.4(a).

        "Knowledge" of Seller shall mean the actual knowledge of the Persons listed on Schedule I after due inquiry (not to include any imputed or constructive knowledge), and "Knowledge" of Purchaser shall mean actual knowledge of the Persons listed on Schedule II after due inquiry (not to include any imputed or constructive knowledge). For purposes of this definition, "due inquiry" of Seller shall mean consultation with, and a review of the representations and warranties of Seller by, the management

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employees of the Ref-Fuel Entities with Existing Employment Contracts and the other persons listed on Schedule 5.1(d) hereto.

        "Law" shall mean any statute, law, rule, regulation or ordinance of any Governmental Authority and any international treaty or interstate compact.

        "Letter of Nonapplicability" shall have the meaning set forth in Section 5.4(a).

        "Lien" shall mean, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset; provided, that Liens shall not be deemed to include restrictions on transfer under applicable securities laws.

        "Liquidated Damages Letters of Credit" shall have the meaning set forth in Section 8.3.

        "LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement of Duke/UAE Ref-Fuel LLC, dated as of April 30, 2001, as amended as of April 30, 2001, and as further amended as of the date of this Agreement, between Duke Energy Global Asset Development, Inc. (now Duke Energy Global Markets, Inc.), UAE Ref-Fuel LLC and any substitute member that becomes bound thereby pursuant to Article XI thereof.

        "Losses" shall mean any losses, liabilities, claims, causes of action, obligations, damages, costs, penalties, fees, fines or deficiencies of any kind, including, without limitation, reasonable attorneys' and consultants' fees and all other expenses incurred in mitigating damages pursuant to Section 9.4(i) and in investigating, preparing or defending any litigation or proceeding, commenced or threatened, determined after taking into account any offsetting value (excluding tax benefits) actually received with respect thereto.

        "Marked Materials" shall have the meaning set forth in Section 5.11(b).

        "Market-Out Condition" shall have the meaning set forth in Section 6.1(j)(iii)(A).

        "Market-Out Notice" shall have the meaning set forth in Section 5.16(b).

        "Material Adverse Effect" on a Person shall mean an effect on such Person that would reasonably be expected to be, materially adverse to the business, operations, properties, assets, financial condition, results of operations or prospects of such Person and its businesses or assets taken as a whole, or on the consummation of the Transactions; provided, however, that none of the following shall be deemed to be a Material Adverse Effect: (i) any adverse change in the credit rating of any Ref-Fuel Entity resulting from the Transactions, (ii) any adverse change in the price of power or fuel, (iii) changes resulting from the disclosure of the Transactions or the identity of Purchaser and (iv) changes in general economic conditions. For purposes of the representations set forth in Article III, no effect on any Project Partnership (or to the Ref-Fuel Entities taken as a whole, excluding the Project Partnerships), shall be deemed to be a Material Adverse Effect unless such effect (or series of related effects) causes a Loss or Losses to any Project Partnership (or to the Ref-Fuel Entities taken as a whole, excluding the Project Partnerships) in excess of $10,000,000.

        "Material Disclosure" shall have the meaning set forth in Section 5.7.

        "Membership Interests" shall have the meaning set forth in the Background Statement of this Agreement.

        "NJDEP" shall have the meaning set forth in Section 5.4(a).

        "Note" shall have the meaning set forth in Section 2.5(c).

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        "Note Letter of Credit" shall have the meaning set forth in Section 2.5(c).

        "Operating and Cap Ex Budgets" shall have the meaning set forth in Section 3.11.

        "Order" shall mean any judgment, injunction, decree, order, or writ of any Governmental Authority.

        "Partnership Subsidiaries" shall have the meaning set forth in Section 3.14(d).

        "Permanent Materiality Qualifiers" shall mean the "material" or "Material Adverse Effect" qualifiers set forth in the second sentence of Section 3.10, Section 3.12, Section 3.19 and the second sentence of Section 3.22(a).

        "Permits" shall mean all licenses, permits, franchises, exceptions, orders, approvals or other similar authorizations of any Governmental Authority.

        "Permitted Liens" shall mean any of the following Liens: (a) Liens in favor of carriers, warehousemen, mechanics, landlords and materialmen and other similar Persons for sums not yet due and payable; (b) Liens for current Taxes, water charges or sewer rents that are not delinquent or remain payable without any penalty or are being contested in good faith by appropriate proceedings so long as adequate reserves therefor have been set aside; (c) rights reserved to any Governmental Authority to regulate the affected property; (d) as to any leased assets or properties, rights of the lessors thereof, (e) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation and other types of social security, unemployment insurance, or old age pension programs mandated under applicable Laws or regulations or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and special bonds, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business; (f) Liens evidenced by the filing, for notice purposes only, of financing statements in respect of true leases; (g) other imperfections of title and encumbrances that do not, individually, or in the aggregate, have a Material Adverse Effect; (h) easements, rights of way, mineral rights or other similar reservations and restrictions that are of record or that would be revealed by a current survey of the real properties of the Ref-Fuel Entities; (i) Liens that are normal to the Ref-Fuel Entities' respective businesses and do not secure the obligation to pay money; and (j) the Liens listed on Schedule III.

        "Person" shall mean an individual, corporation, partnership, association, trust, limited liability company or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Purchaser Indemnitees" shall have the meaning set forth in Section 9.2.

        "Project Partnership" or "Project Partnerships" shall have the meaning set forth in the Background Statement of this Agreement.

        "Proprietary Rights" shall have the meaning set forth in Section 3.22(a).

        "Purchaser" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Purchaser Indemnitees" shall have the meaning set forth in Section 9.2.

        "Purchase Price Adjustment" shall have the meaning set forth in Section 2.3.

        "Purchaser Consents" shall have the meaning set forth in Section 4.5.

        "Purchaser Required Consents" shall have the meaning set forth in Section 6.2(e).

        "Purchaser's Disclosure Schedule" shall have the meaning set forth in the introductory paragraph of Article IV.

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        "PUHCA" shall have the meaning set forth in Section 3.25.

        "PURPA" shall have the meaning set forth in Section 3.25.

        "PWC" shall have the meaning set forth in Section 2.5(a).

        "Qualified Lender" shall mean a commercial bank with (i) at least $10,000,000,000 of total assets and (ii) either (A) a credit rating of at least A- by Standard & Poor's (a division of the McGraw-Hill Companies, Inc.) or A3 by Moody's Investors Services.

        "Qualifying Facility" shall have the meaning set forth in Section 3.25.

        "Recovery Threshold" shall have the meaning set forth in Section 9.4(c).

        "Ref-Fuel Entity" shall mean each of Duke/UAE, ARC, the Project Partnerships and the other entities listed on Part 3.4(a) of Seller's Disclosure Schedule; and all of Duke/UAE, ARC, the Project Partnerships and such other entities shall be collectively referred to herein as the "Ref-Fuel Entities."

        "Refinance Condition" shall have the meaning set forth in Section 6.1(j)(iii)(B).

        "Release" shall mean any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, disposing, or other entering into the environment of any Hazardous Material.

        "Second Closing" shall have the meaning set forth in Section 2.8.

        "Second Closing Date" shall have the meaning set forth in Section 2.8.

        "Seller" shall have the meaning set forth in the introductory paragraph of this Agreement.

        "Seller Consents" shall have the meaning set forth in Section 3.8.

        "Seller ERISA Affiliate" shall have the meaning set forth in Section 3.18(f).

        "Seller Indemnitees" shall have the meaning set forth in Section 9.3.

        "Seller Interests" shall have the meaning set forth in the Background Statement of this Agreement.

        "Seller Marks" shall have the meaning set forth in Section 5.11(a).

        "Seller Required Consents" shall have the meaning set forth in Section 6.1(d).

        "Seller Title IV Plan" shall have the meaning set forth in Section 3.18(f).

        "Seller's Disclosure Schedule" shall have the meaning set forth in the introductory paragraph to Article III.

        "Subsidiary 1" shall have the meaning set forth in the Background Statement of this Agreement.

        "Subsidiary 2" shall have the meaning set forth in the Background Statement of this Agreement.

        "Subsidiary 3" shall have the meaning set forth in the Background Statement of this Agreement.

        "Tax" or "Taxes" (and with correlative meaning, "Taxable and Taxing") shall mean all U.S. federal, state, local, and non-U.S. taxes, assessments or other similar governmental charges in the nature of taxes, including without limitation, net income, gross income, capital gains, business, occupation, franchise, property, sales, use, employment, wage, value added, gross receipts, estimated alternative minimum, add-on minimum, ad valorem, transfer, registration, profits, license, lease, service, service use, withholding, payroll, employee unemployment, social security, disability, severance, stamp, premium, windfall profits, natural resources, environmental, customs, duties, real property, personal property, capital stock, excise, net worth, intangibles, or other tax or similar levy, of any kind whatsoever, including interest, penalties and additions to tax in connection therewith.

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        "Tax Return" shall mean any material return, declaration, report, claim for refund, statement, information return or other document (including any amendment thereto and any material related or supporting estimates, election, schedules, statements or information) filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

        "Termination Date" shall have the meaning set forth in Section 8.1(b).

        "Third-Party Claim" shall have the meaning set forth in Section 9.5(a).

        "Transactions" shall mean the transactions contemplated by this Agreement, each Assignment Agreement, the Voting Rights Agreement, any Note, any Note Letter of Credit, the Liquidated Damages Letters of Credit and the Essex Credit Support Fee Agreement.

        "UAE" shall mean United American Energy Holdings Corp., a Delaware corporation.

        "UAE Interest" shall have the meaning set forth in Section 11.1(b).

        "UAE Transaction" shall have the meaning set forth in Section 5.4(a).

        "Unaudited Financial Statements" shall have the meaning set forth in Section 3.11.

        "Voting Rights Agreement" shall have the meaning set forth in Section 5.10.

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TABLE OF CONTENTS
EQUITY PURCHASE AGREEMENT
BACKGROUND STATEMENT
STATEMENT OF AGREEMENT
APPENDIX I